                            SCHEDULE 14A INFORMATION

    PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE
                                 ACT OF 1934
                               (AMENDMENT NO.)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                          RHONE-POULENC RORER INC.
                (Name of Registrant as Specified In Its Charter)

                          RHONE-POULENC RORER INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
*Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

(LOGO OF RHONE-POULENC RORER APPEARS HERE)

          NOTICE OF 1994 ANNUAL MEETING OF
          SHAREHOLDERS

          PROXY STATEMENT

          ANNUAL FINANCIAL STATEMENTS
          AND REVIEW OF OPERATIONS

                 (LOGO OF RHONE-POULENC RORER APPEARS HERE)

               RHONE-POULENC RORER INC.
               500 ARCOLA ROAD
               COLLEGEVILLE, PA 19426
               MARCH 21, 1994

Dear Shareholder:

  This year's Notice of Annual Meeting of Shareholders and Proxy Statement reflect a change in format: in an effort to reduce costs, we have included in the proxy statement the full text of the 1993 audited financial statements found in previous years in the Annual Report to Shareholders. We have enclosed as well a review of 1993 which describes our research efforts and strategies in the areas of oncology and gene and cell therapy.

  We hope you will attend the Annual Meeting which is set for 2:00 p.m. , Thursday, April 28, 1994 at the Company's Executive Offices, 500 Arcola Road, Collegeville, Pennsylvania.

  Whether or not you expect to attend the meeting in person, please sign, date and return the accompanying proxy in the enclosed postage prepaid envelope.

  I look forward to welcoming you at the Annual Meeting this year.

                                     Very truly yours,

                                     /s/ Robert E. Cawthorn
                                     Robert E. Cawthorn
                                     Chairman of the Board and
                                       Chief Executive Officer

                            RHONE-POULENC RORER INC.
                                500 ARCOLA ROAD
                             COLLEGEVILLE, PA 19426

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 28, 1994

To the Shareholders
 of Rhone-Poulenc Rorer Inc.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Rhone-Poulenc Rorer Inc., a Pennsylvania corporation (the "Company"), will be held on Thursday, April 28, 1994 at 2:00 p.m., local time, at the Company's Executive Offices, 500 Arcola Road, Collegeville, Pennsylvania for the following purposes:

    (1) To consider and vote upon the election of four directors to three-year terms;

    (2) To ratify the selection of Coopers & Lybrand as independent accountants for the Company and its subsidiaries for the fiscal year ending December 31, 1994; and

    (3) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

  Only the holders of record of Common Shares at the close of business on March 10, 1994 will be entitled to notice of and to vote at the Annual Meeting. Such holders may vote in person or by proxy.

  Whether or not you expect to attend the Annual Meeting in person, please complete, sign, date and return the accompanying proxy in the enclosed prepaid envelope to ensure that your vote will be counted. Your proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the Annual Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS.

                                          /s/ John B. Bartlett

                                          John B. Bartlett,
                                          Senior Vice President, Secretary
                                           and General Counsel

Collegeville, Pennsylvania
March 21, 1994

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Notice of Annual Meeting of Shareholders..................................
Proxy Statement...........................................................   1
  Voting of Shares........................................................   1
  Ownership of Shares by Directors/Officers...............................   2
  Control of the Company..................................................   3
  Election of Directors (Item 1 on Proxy Card)............................   3
  Committees of the Board of Directors....................................   7
  Directors' Compensation.................................................   8
  Report of the Executive Personnel & Compensation Committee..............   9
  Compensation of Executive Officers .....................................  12
  Certain Relationships and Related Transactions..........................  19
  Ratification of Appointment of Independent Accountants (Item 2 on Proxy
   Card)..................................................................  19
  General and Other Matters...............................................  19
  Proposals of Shareholders...............................................  20
Annual Financial Statements and Review of Operations......................  21
  Nine-Year Selected Financial Data (Unaudited)...........................  21
  Management's Discussion and Analysis of Results of Operations and Finan-
   cial Condition.........................................................  22
  Consolidated Statements of Income.......................................  31
  Consolidated Balance Sheets.............................................  32
  Consolidated Statements of Cash Flows...................................  33
  Notes to Consolidated Financial Statements..............................  34
  Responsibility for Financial Statements.................................  48
  Report of Independent Accountants.......................................  49
  Quarterly Data (Unaudited)..............................................  50

                         RHONE-POULENC RORER INC.
                         500 ARCOLA ROAD
                         COLLEGEVILLE, PENNSYLVANIA 19426

                         PROXY STATEMENT

                                VOTING OF SHARES

  This proxy statement and the accompanying proxy card are being mailed on or about March 21, 1994 to holders of Common Shares of Rhone-Poulenc Rorer Inc. (the "Company"). These materials are being furnished in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Shareholders of the Company ("Annual Meeting") scheduled to be held on April 28, 1994 and at any adjournment or postponement thereof.

  At the Annual Meeting, holders of Shares will consider and vote upon the following proposals:

    1. The election of four directors of the Company for three-year terms ending in 1997; and

    2. The ratification of the selection of Coopers & Lybrand as independent accountants for the Company and its subsidiaries for the fiscal year ending December 31, 1994.

  The Board of Directors has fixed the close of business on March 10, 1994 as the record date ("Record Date") for determining the holders of Shares who will be entitled to notice of and to vote at the Annual Meeting.

  Only the holders of record of Common Shares of the Company ("Shares") on the Record Date will be entitled to vote at the Annual Meeting. On the Record Date, 138,986,185 Shares, including 2,693,700 in the Company's Employee Benefits Trust, were outstanding for voting purposes. Shareholders are entitled to one vote per Share on each matter to be voted upon. The presence, in person or by properly executed proxy, of the holders of a majority of the Shares outstanding shall constitute a quorum at the Annual Meeting.

  All Shares that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted for the election of the nominees for director and for the ratification of the selection of Coopers & Lybrand as independent accountants for the Company.

  Abstentions and shares held of record by a broker or its nominee which are voted on any matter are included in determining the number of votes present, but such shares not voted on any matter will not be included in determining whether a quorum is present. A nominee for election as a director will be elected if he receives an affirmative vote of a majority of the votes cast by shareholders entitled to vote at a meeting of Shareholders.

  Proxies representing Shares held of record will also represent Shares held under the Company's Dividend Reinvestment Plan. Proxies will also be considered to be voting instructions to the Trustee with respect to Shares held in accounts under the Rhone-Poulenc Rorer Employee Savings Plan. If participants in those plans also are shareholders of record with the same account information, they will receive a single proxy which will represent all Shares. If the account information is different, then the participants will receive separate proxies. The number printed on the proxy card reflects the total number of Shares represented by that proxy.

  The Board of Directors does not know of any matters, other than the election of directors and the ratification of the selection of accountants, that are to come before the Annual Meeting. If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same Shares and delivering it to the Secretary of the Company before the Annual Meeting or
(iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to: Rhone-Poulenc Rorer Inc., 500 Arcola Road, Collegeville, Pennsylvania 19426, Attention: John B. Bartlett, Secretary, at or before the taking of the vote at the Annual Meeting.

  On the Record Date, Rhone-Poulenc S.A. ("RP") owned approximately 68.34% of the Company's Shares. RP has the right to vote sufficient Shares to cause the proposals to be approved without any other Shares being voted in favor thereof.

                              OWNERSHIP OF SHARES

  The following table presents information provided to the Company as to the beneficial ownership of the Company's Shares, as of February 10, 1994, by persons holding 5% or more of such Shares:

- -----------------------------------------------------------------------------
                                                                PERCENTAGE OF
    NAME AND ADDRESS       NUMBER OF SHARES NATURE OF OWNERSHIP     CLASS
- -----------------------------------------------------------------------------
Rhone-Poulenc S.A.
 25, Quai Paul Doumer
 92408 Courbevoie, FRANCE     94,987,762          Direct            68.34%
- -----------------------------------------------------------------------------

  The following table shows, for each director, for each executive named in the Summary Compensation Table on page 12 and for all directors and executive officers of the Company as a group, the total number of Shares beneficially owned as of March 10, 1994, and the nature of such beneficial ownership. Beneficial ownership includes, among other things, the right to acquire Shares within sixty (60) days through the exercise of an option. Total ownership represents less than one percent of the outstanding Shares.

- -----------------------------------------------------------------------------
                                                          NUMBER OF SHARES
                                      NUMBER OF SHARES SUBJECT TO EXERCISABLE
NAME OF BENEFICIAL OWNER               OWNED DIRECTLY         OPTIONS
- -----------------------------------------------------------------------------
John B. Bartlett                           20,582              31,014
Jean-Jacques Bertrand                       3,390              82,759
Jean-Marc Bruel                               -0-              12,000
Gilles Brisson                              4,245              38,843
Robert E. Cawthorn                        129,987             316,883
Michel de Rosen                               -0-                 -0-
Charles-Henri Filippi                         -0-              12,000
Prof. Claude Helene                           -0-              12,000
Michael H. Jordan                             -0-              12,000
Manfred E. Karobath                         2,108              13,406
Igor Landau                                   200              12,000
Pierre Lapalme                                -0-                 -0-
Peter J. Neff                                 -0-              12,000
James S. Riepe                                864              10,000
John A. Sedor                               3,554              17,310
Edward J. Stemmler, M.D.                      144              10,000
Jean-Pierre Tirouflet                         -0-              12,000
All Executive Officers and Directors
 as a Group
 (22 in number)                           175,669             737,462

  Under the terms of a shareholder-approved plan which was then called the Rorer Group Inc. Stock Plan and is now known as the Rhone-Poulenc Rorer Amended and Restated Stock Plan ("Stock Plan"), Messrs. Riepe and Stemmler were each awarded on April 26, 1988, options to purchase 20,000 Shares at a price of $16.00 per Share, the market value on that date. Under the terms of the Stock Plan, these options became fully exercisable upon the change in control of the Company (described below) on May 5, 1990. Pursuant to the terms of the Acquisition Agreement between the Company and RP dated as of March 12, 1990 (the "Acquisition Agreement"), each of these directors in August 1990 surrendered one-half of the Shares in the option in exchange for a cash payment of $230,000 (representing the difference between the Tender Offer price of $39 and the option price) and the Company reduced the option price of the Shares remaining in the option to reflect the then-current market value of the Contingent Value Rights issued by RP as provided in the Acquisition Agreement; to date, [neither of these directors has exercised any of these options.]

  Pursuant to terms of the Stock Plan, Mr. Landau and Prof. Helene were each awarded, on July 31, 1990, options to purchase 20,000 Shares at a price of $32.3125 per share, the market value on that date. Messrs. Bruel, Filippi, Jordan, Neff and Tirouflet were each awarded, on May 7, 1991, options to purchase 20,000 shares at $41.125 per share, the market value on that date. These options become exercisable during service as director at the rate of 20% of the Shares on each of the first five anniversaries of the date of grant.

  The foregoing description reflects a two-for-one split in the Shares, effective June 7, 1991.

                             CONTROL OF THE COMPANY

  Pursuant to the terms of the Acquisition Agreement, RP acquired Shares of the Company in two transactions in 1990: upon expiration on May 5, 1990 of its March 16, 1990 tender offer for Shares ("Tender Offer"), RP purchased on a pro rata basis 21,629,061 Shares of the 41,646,844 Shares tendered to it and not withdrawn (representing approximately 50.1% of Shares then outstanding on a fully-diluted pre-split basis, excluding Shares subject to outstanding employee stock options) at a price of $78 per Share; on July 31, 1990, the Company issued 24,205,670 Shares to RP in consideration of the contribution to the Company by RP of its Human Pharmaceutical Business. As a result of these transactions, RP acquired Shares constituting approximately 68% of the Shares outstanding on a fully-diluted basis. RP now owns approximately 68% of the Shares and thereby controls the Company.

                             ELECTION OF DIRECTORS

  The Acquisition Agreement provides that for a standstill period extending until July 31, 1997, during which RP cannot acquire additional Shares except under certain conditions provided therein, the Board of Directors shall consist of 13 directors. The parties to the Acquisition Agreement agreed that RP would vote all Shares owned by it directly or indirectly to elect, and the Company would use its best efforts to cause to be elected, seven individuals selected by RP ("RP Designees"), three executive officers of the Company ("Rorer Designees") and three individuals who are Independent Persons selected by the Nominating Committee of the Board of Directors of the Company (the "Independent Directors"). "Independent Person" is defined as a person who (1) is in fact independent, (2) does not have any direct financial interest or any material indirect interest in either RP or the Company (other than by reason of ownership of not more than 1% of any class of securities thereof) and (3) is not connected with RP, the Company or any of their respective affiliates as an officer, employee, consultant, agent, advisor, representative, trustee, partner, director (other than of the Company) or person performing similar functions.

  Jean-Jacques Bertrand resigned as Executive Vice President of the Company, effective December 31, 1993, to become, effective January 1, 1994, the Vice Chairman of Pasteur Merieux Serums and Vaccines, an RP subsidiary. As of January 1, 1994, Mr. Bertrand became an RP Designee, replacing as an RP Designee John W. Eckman who died December 17, 1993.

  Michel de Rosen, President and Chief Operating Officer of the Company, was elected a director effective September 8th, 1993, by the directors to fill the unexpired term of Randy H. Thurman, who resigned, effective September 8th, 1993, as Executive Vice President and director.

  The Board of Directors has nominated Jean-Marc Bruel, Manfred E. Karobath, M.D., Peter J. Neff and James S. Riepe as directors of the Company for three-year terms ending in 1997.

  Messrs. Bruel, Neff and Riepe have been previously elected directors of the Company by the shareholders. Dr. Karobath was elected by the directors of the Company to fill the unexpired term of Mr. Eckman.

  Mr. Riepe is an Independent Director. Dr. Karobath is a Rorer Designee. Mr. Bruel and Mr. Neff are RP Designees.

  All of the nominees have consented to be named and to serve if elected. If any of the nominees should become unavailable for election, it is intended the shares represented by proxies will be voted with discretionary authority for a substitute designated by the Board.

  The following table gives the following information for each nominee and each continuing director: age, all positions with the Company, the first year elected a director, the year in which his current term of office expires, principal occupation or employment during the past five years and other directorships.

NOMINEES FOR ELECTION FOR TERMS ENDING IN 1997

   NAME (AND AGE) OF
 DIRECTORS, POSITIONS             TERM OF
 AND OFFICES HELD WITH   DIRECTOR OFFICE
      THE COMPANY         SINCE:  EXPIRES          BUSINESS EXPERIENCE
 ---------------------   -------- ------- --------------------------------------
Jean-Marc Bruel/1/ (58)    1990    1994   Vice Chairman (since 1992), President
 Director                                  (1987-1992), director and member of
                                           the Executive Committee of Rhone-
                                           Poulenc S.A.
Manfred E. Karobath,       1994    1994   Senior Vice President of the Company
 M.D./2/ (53)                              and President of RPR Research & De-
 Director                                  velopment (since 1992); Director of
                                           Research & Development--Switzerland
                                           of Sandoz Pharma Ltd. (1989-1992).
                                           Dr. Karobath is also a director of
                                           Applied Immune Sciences, Inc.
Peter J. Neff/1/ (55)      1990    1994   President and Chief Executive Officer
 Director                                  of Rhone-Poulenc Inc. (since 1987).
James S. Riepe/3/ (50)     1982    1994   Managing Director (since 1989) of T.
 Director                                  Rowe Price Associates, Inc., an in-
                                           vestment management firm. Mr. Riepe
                                           is also a director of T. Rowe Price
                                           Associates, Inc. and various T. Rowe
                                           Price-sponsored mutual funds.

- --------
/1/ RP Designee
/2/ Rorer Designe
/3/ Independent Director

CONTINUING DIRECTORS

   NAME (AND AGE) OF
  DIRECTORS, POSITIONS             TERM OF
 AND OFFICES HELD WITH    DIRECTOR OFFICE
      THE COMPANY          SINCE:  EXPIRES          BUSINESS EXPERIENCE
 ---------------------    -------- ------- --------------------------------------
Robert E. Cawthorn/2/       1984    1995   Chairman (since 1986), President
 (58)                                       (1984-1991) and Chief Executive Offi-
 Chairman and Chief Ex-                     cer (since 1985); Executive Vice
 ecutive Officer                            President (1982-1984) of the Company.
                                            Mr. Cawthorn is a member of the Exec-
                                            utive Committee of Rhone-Poulenc S.A.
                                            and is also a director of Applied Im-
                                            mune Sciences, Inc., Sun Company,
                                            Inc., Vanguard Group, Inc. and vari-
                                            ous Vanguard mutual funds.
Charles-Henri Filippi/1/    1990    1995   Senior Executive Vice President (since
 (41)                                       1993) and Executive Vice President in
 Director                                   Charge of Large Enterprises (1989-
                                            1993), Credit Commercial de France.
Claude Helene/1/ (55)       1990    1995   Directeur Scientifique of Rhone-
 Director                                   Poulenc since 1990. Professeur at the
                                            Museum National D'Histoire Naturelle
                                            (Paris, France) since 1976; Director
                                            of a Research Center of Institute Na-
                                            tional de la Sante et de la Recherche
                                            Medical (1980-1992).
Michael H. Jordan/3/        1991    1995   Chairman & Chief Executive Officer,
 (57)                                       Westinghouse Electric Corporation
 Director                                   (since 1993); Principal of Clayton,
                                            Dubilier and Rice, Inc. 1992-1993.
                                            President and Chief Executive Officer
                                            (1986-1992) of PepsiCo Worldwide
                                            Foods, Inc. Mr. Jordan is a director
                                            of Aetna Life & Casualty Company,
                                            Dell Computer Corporation, Melville
                                            Corporation, VKM, Inc. and Westing-
                                            house Electric Corporation.
Jean-Jacques Bertrand/1/    1990    1996   Vice Chairman and Chief Executive Of-
 (54)                                       ficer of Pasteur Merieux Serums and
 Director                                   Vaccines, since January 1, 1994. Ex-
                                            ecutive Vice President of the Company
                                            (1990-1993); President, Worldwide
                                            Pharmaceutical Operations of Rhone-
                                            Poulenc Sante (1987-1990).
Igor Landau/2/ (49)         1990    1996   Group President of Rhone-Poulenc S.A.
 Director                                   and Chairman of the Rhone-Poulenc
                                            Health Sector. Mr. Landau is a member
                                            of the Executive Committee of Rhone-
                                            Poulenc S.A. and is also a Director
                                            of Institut Merieux International,
                                            Rhone-Merieux and Rhone-Poulenc Ltd.

- --------
/1/ RP Designe
/2/ Rorer Designee
/3/ Independent Director

   NAME (AND AGE) OF
  DIRECTORS, POSITIONS             TERM OF
 AND OFFICES HELD WITH    DIRECTOR OFFICE
      THE COMPANY          SINCE:  EXPIRES          BUSINESS EXPERIENCE
 ---------------------    -------- ------- --------------------------------------
Edward J. Stemmler,         1978    1996   Executive Vice President of the Asso-
 M.D./3/ (65)                               ciation of American Medical Colleges
 Director                                   (since 1990); Dean Emeritus of the
                                            School of Medicine of the University
                                            of Pennsylvania since 1989; Executive
                                            Vice President of the University of
                                            Pennsylvania Medical Center (1986-
                                            1989).
Michel de Rosen/2/ (43)     1993    1996   Director, President and Chief Operat-
 Director, President and                    ing Officer of the Company since
 Chief Operating Officer                    1993; President, Fibers and Polymers
                                            Sector, Rhone-Poulenc S.A. (1988-
                                            1993). Mr. de Rosen is also a member
                                            of the Executive Committee of Rhone-
                                            Poulenc S.A.
Jean-Pierre Tirouflet/1/    1990    1996   Executive Group Vice President, Finan-
 (43)                                       cial Affairs (since 1993) and member
 Director                                   of the Executive Committee (since
                                            1990) of Rhone-Poulenc S.A. Chairman
                                            of the Board of Sopachimie, Compagnie
                                            Financiere pour l'Industrie Chimique
                                            and Societe de Reassurance et de
                                            Controle des Risques.

- --------
/1/ RP Designee
/2/ Rorer Designee
/3/ Independent Director

NOMINATIONS BY SHAREHOLDERS

  The Company's By-laws provide that nominations for election of directors may be made by any shareholder entitled to vote for the election of directors if written notice (the "Notice") of the shareholder's intent to nominate a director at the meeting is given by the shareholder and received by the Secretary of the Company in the specified manner and within a specified time limit. The Notice shall be delivered to the Secretary of the Company not less than 14 days nor more than 50 days prior to any meeting of the shareholders called for the election of directors. If less than 21 days' notice of the meeting is given to shareholders, the notice shall be delivered to the Secretary of the Company not later than the earlier of the seventh day following the day on which notice of the meeting was first mailed to shareholders or the fourth day prior to the meeting. The Notice may be delivered to the Secretary or mailed to the Secretary by certified mail, return receipt requested, but shall be deemed to have been given only upon actual receipt by the Secretary. The Notice shall be in writing and contain (1) the name and address of the nominating shareholder; (2) a representation that the shareholder is a shareholder of record and intends to appear in person to nominate the person or persons specified in the Notice; (3) such information about such nominee as would be required to be included in the proxy statement filed pursuant to Section 14A of the rules and regulations established by the Securities and Exchange Commission under the Securities Exchange Act of 1934;
(4) a description of all arrangements or understandings among the shareholder and each nominee and any other person pursuant to which the nomination is made and (5) the consent of each nominee to serve as a director if elected.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

  Based on an examination of Forms 3, 4, and 5 filed with the Securities and Exchange Commission, the Company is aware that Mr. Bartlett, Senior Vice President, filed late a Form 4 reporting a sale of Shares. The Company is unaware of any failure by an officer or director to file a required form.

                      COMMITTEES OF THE BOARD OF DIRECTORS

  The Company has an Audit Committee appointed by the Board of Directors and composed of directors who are not employees of the Company. The Audit Committee's function is to conduct such review as may be necessary or desirable with respect to: the selection of independent accountants and compensation paid to them; the scope of audit activities and related work programs of the Company's independent accountants and internal audit and accounting staffs; the results and findings of audits, quarterly reviews and other reporting by the Company's independent accountants and internal audit staff; the policies and practices of the Company for the proper maintenance of the accounts of the Company and for insuring reliability and integrity of the financial statements; the accounting controls, practices and policies of the Company and its subsidiaries; special investigations and studies to insure adherence to the Company's policies and procedures relating to accounting, financial control and audit matters; and the responsibilities, authority and duties of the Company's chief financial officer, chief accounting officer and director of internal audit and the performance by each of them of his respective duties. The Audit Committee held three meetings in 1993. Its members are Messrs. Riepe (Chairman), Filippi and Stemmler.

  The Company has an Executive Personnel and Compensation Committee appointed by the Board of Directors and composed of directors who are not employees of the Company. Pursuant to the Acquisition Agreement, one member is an RP Designee and the balance are Independent Directors. The Executive Personnel and Compensation Committee reviews the administration of the Company's stock option and incentive compensation plans and reviews with the Board of Directors, for approval, the compensation, including the amount of any incentive compensation or bonus, to be paid to any officer of the Company or Division president and reviews the compensation, including incentive compensation or bonus, paid to each other employee of the Company or any of its domestic subsidiaries or General Manager of an international subsidiary whose annual rate of salary exceeds $120,000 and any other employee or class or group of employees as the Committee shall determine. The Committee also reviews the recommendations of the Company's chief executive officer, including planning for executive development and management succession, with regard to management personnel of the Company and its subsidiaries, whose annual rate of salary exceeds $200,000. The Executive Personnel and Compensation Committee held seven meetings in 1993. Its members are Messrs. Riepe (Chairman), Jordan and Landau.

  The Company has a Nominating Committee appointed by the Board of Directors and composed of three directors: the Chief Executive Officer of the Company, one RP Designee and one Independent Director who is the chairman of the committee. The Nominating Committee proposes to the Board of Directors candidates for Board membership as Independent Directors to stand for election or to fill vacancies on the Board as they occur. The Nominating Committee held one meeting in 1993. Its members are Messrs. Stemmler (Chairman), Cawthorn and Neff.

  The Company has an Executive Committee appointed by the Board of Directors to act in an advisory capacity to management of the Company in respect of any event or matter of business where a quorum of the Board of Directors cannot, in the judgment of the Chairman, be convened in a timely manner and, in addition, to have and exercise the authority of the Board of Directors in connection with such event or matter about which the Board of Directors specifically delegates such authority prior to its exercise. The Board of Directors has specifically authorized the Executive Committee to approve investments, capital expenditures and asset dispositions by the Company and its subsidiaries in an amount up to $25 million. The Executive Committee held no meetings in 1993. Its members are Messrs. Landau (Chairman), Bruel, Cawthorn, Jordan, Karobeth, de Rosen and Tirouflet.

  The Board of Directors had nine meetings in 1993. Messrs. Filippi, Jordan and Neff attended fewer than 75% of the aggregate of the number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which each served. Individual director attendance at meetings of the Board of Directors and its committees during the year averaged 79%.

                            DIRECTORS' COMPENSATION

  Directors who are not employees of the Company or any of its subsidiaries were paid an annual retainer of $25,000. An additional annual retainer of $2,000 was paid for committee participation and an additional $2,000 for committee chairmanship. Directors also received a fee of $1,000 per Board meeting attended and $500 per committee meeting. The directors are paid an additional $500, or a total of $1,000, per committee meeting which is not held in conjunction with a meeting of the Board of Directors.

  Directors who are employees of the Company or any of its subsidiaries do not receive compensation for service as directors.

  In 1987, the Board of Directors adopted a Deferred Compensation Plan for Directors, by which a non-employee director could defer not less than $10,000 nor more than $15,000 of directors' fees to be paid in any year. The deferred fees are deemed to be used to purchase a life insurance policy on the life of the participating director. The Company has no obligation to purchase such life insurance although it may choose to do so to provide the funding for its deferred obligation. The deferred benefits are a general unsecured obligation of the Company payable to the director over a 15 year period upon reaching age 65 or at an earlier time upon termination as a director if permitted by the Executive Personnel and Compensation Committee. The amount of deferred benefits will be determined by the Committee at the time of commencement of such payments and will be an annual amount which can be provided by the Company at no cost to it on an after-tax basis considering the potential death benefit which would be payable under the life insurance policy deemed purchased on the life of the participating director. Currently, only Mr. Riepe defers director's fees under the terms of the Plan.

  This Plan incorporates a prior deferred compensation arrangement which had been offered in several years prior to 1988 to all incumbent directors pursuant to which their fees were credited to an account at a rate of interest for each calendar quarter equal to the rate that would be paid by the Company for current short-term borrowing.

  In 1988, the Company adopted a Retirement Plan for Outside Directors, effective March 1, 1988 with respect to then-eligible directors, by which a director with at least five years of service as a director would receive, after retirement as a director and beginning at age 65, five annual payments equal to the annual retainer received in the last year of service as a director and an additional annual payment for each year of service beyond five years, to a maximum of ten. Mr. Riepe and Dr. Stemmler participate in this Plan.

SUPPLEMENTAL BENEFIT AND DEFERRED COMPENSATION TRUST AGREEMENT

  The Company in 1988 entered into a Supplemental Benefit and Deferred Compensation Trust Agreement ("Trust Agreement") with CoreStates Bank, N.A., as Trustee, which established an irrevocable grantor trust to which certain contributions may be made by the Company in its discretion to fund its obligations with respect to various non-qualified benefit plans. A trust fund has been established under the Trust Agreement for each participant in the Company's Deferred Compensation Plan for Directors, Outside Directors' Retirement Plan and the Supplemental Executive Retirement Plan. The Company may fund other benefit plans pursuant to the Trust Agreement. The assets of the trust fund established pursuant to the Agreement will, nevertheless, be subject to the claims of general creditors of the Company. Upon a change in control of the Company, the Company was obligated to contribute funds to the trust fund in an amount sufficient to provide all of the benefits then due. The consummation, on May 5, 1990, of RP's Tender Offer for Shares of the Company constituted a change in control for purposes of the Trust Agreement and the Company consequently contributed $2,525,000 to the Trust fund.

          REPORT OF THE EXECUTIVE PERSONNEL AND COMPENSATION COMMITTEE

  The Executive Personnel and Compensation Committee of the Board of Directors generally makes compensation decisions with respect to the Company's executive officers. Each member of the Committee is a non-employee director. All decisions of the Committee relating to the compensation of the Company's executive officers, including those identified in the Summary Compensation Table, are reviewed by the full Board, except for decisions about awards under the Company's stock plans, which are made by the Committee. Pursuant to the SEC rules designed to enhance disclosure of companies' policies about executive compensation, the Committee here reports to the Company's shareholders about the Company's policies as they affected, and are reflected in, the compensation paid for 1993 to the executive officers of the Company (including the named executive officers) and the factors and criteria used by the Board of Directors in determining the Chief Executive Officer's compensation for 1993.

EXECUTIVE COMPENSATION

  The Company's executive compensation policies are designed to provide competitive levels of compensation on a global basis and to pay executives for performance consistent with the Company's annual and long-term goals. The principal strategy is to link executive compensation to the interests of all shareholders, particularly by relating a meaningful part of compensation to the results achieved. The Company pays its executives for results: compensation is targeted, calculated and paid for achieving objectives in Company earnings per share, business unit performance and individual performance.

  There are three elements of the executive compensation package: (1) base salary which is targeted at the average salary of the pharmaceutical industry for a comparable executive's position; (2) an annual variable incentive cash bonus tied to targeted Company income as well as to individual performance; and
(3) options to purchase shares, the number of which is tied to individual performance. Company executives have a greater percentage of compensation tied to results achieved than most other executives in the industry and, by design, this may result in higher compensation when Company performance warrants it, but it also carries the potential of reduced or no variable compensation when Company performance is below targeted levels. The Committee moreover believes that stock ownership by management and stock-based performance compensation are beneficial to the Company in that they link executives' and shareholders' interests and therefore the Committee has increasingly relied on these elements in program design.

SALARY

  Base salaries are targeted for comparable positions and experience in the pharmaceutical industry. The Committee reviews base salaries of executive officers and recommends increases to the Board of Directors on the basis of the Company's and the individual's performance in the previous year, as well as the movement of salaries for comparable positions in the pharmaceutical industry and changes in the cost of living.

  The Company surveys 15 companies in the pharmaceutical industry which the Committee believes are appropriate for comparison of salary levels for its executives and the data gathered through those surveys comprise one of the major factors considered in the salary management for Company executives. While these surveyed companies do not precisely reflect the Dow-Jones Pharmaceutical Index, which is used for the performance graph below, the Committee has determined that this index is appropriate for comparison of stock value over time.

  As reported in the proxy statement prepared in connection with the 1993 Annual Meeting of Shareholders, certain senior executives of the Company, who included Messrs. Cawthorn, Karobath, Bartlett and Brisson, did not accept merit salary increases which would have been effective March 1st. This action was due to the uncertain environment in the pharmaceutical industry and was part of the Company's efforts to reduce expenses. As stated at that time, the salaries were subject to review by the Committee. The Committee reviewed the situation and, as of September 1st, in light of Company performance to that point, increased the salary of each of the affected executives to the level which would have been implemented in March. The executives did, thereby, forego six months of higher salary.

INCENTIVE BONUS

  The Company pays variable incentive compensation to executives in the form of an annual cash bonus which is based on the attainment of predetermined objectives for: (1) Company earnings per share; (2) income before income tax or, if it is not a profit center, another appropriate measure of the executive's business unit or function; and (3) the individual's performance, measured against predetermined objectives for the year. Financial objectives and target awards (expressed as a percentage of salary) are reviewed and approved by the Committee at the beginning of each fiscal year. The variable incentive is designed to be a short-term award for specific results and performance in a given year and to be competitive within the pharmaceutical industry. The performance against objectives is reviewed by the Committee which recommends to the Board of Directors for approval bonus awards for executive officers. Achievement of an acceptable level of Company earnings per share, against the objectives set annually by the Board of Directors, must be attained before a significant portion of the bonus can be paid.

LONG-TERM INCENTIVE

  Long-term incentives are currently provided to executives in the form of options for the purchase of Company common stock. As with incentive bonus payments, annual stock option grants made by the Committee are variable, based upon achievement of predetermined goals for the previous year. Granting stock options as an element of total compensation is consistent with the Company's strategy to link the interest of executives to the interests of all other shareholders. The compensation package for Company executives is intentionally heavily weighted in favor of stock options and this makes the executive's long-term compensation more dependent on the long-term performance of the Company.

  In making its stock option awards, the Committee does not consider either how many stock options have been granted in prior years or how many remain unexercised, but rather determines each year's grants on the basis of the previous year's individual performance. An exception is the Committee's consideration of the exercise in 1993 of an option granted in 1990 in connection with CVR performance; exercise of this option by a number of executives has resulted in reduced subsequent grants and may result in future reduced grants.

  Generally, the option price is the market value of the shares on the date of grant of the option. However, a premium-priced option was granted in 1993 to certain executives, which becomes exercisable, if at all, in 1996 at an exercise price which reflects a 10% annual increase in market value, but only if that market value is achieved, thereby assuring that there is no benefit to the executive unless all shareholders recognize a significant increase in the value of their shares. Options have a term not to exceed ten years and, in the case of annual grants, the option as to one-third of the grant becomes exercisable on each of the first three anniversaries of the grant.

THE CHIEF EXECUTIVE OFFICER'S COMPENSATION

  The Chief Executive Officer's compensation for 1993 included the same components of salary and variable compensation in the form of cash bonus and stock options as apply to other executives of the Company and the methodology employed by the Committee in setting objective and target performance goals for the Chief Executive Officer was the same as for other executives. The Committee, in setting the Chief Executive Officer's compensation, considered the Company's revenues and earnings per share in light of adverse business conditions, particularly in Europe. In addition to these factors, the Committee also considered the continuing performance of the Chief Executive Officer against objectives in operating income, sales levels and market share and cash flow. The Committee also considered research and development activities and individual achievements. It is the opinion of the Committee and the Board that

Mr. Cawthorn's performance against individual objectives generally exceeded the target levels established for 1993, but not to the same degree as in 1992. Accordingly, Mr. Cawthorn's cash incentive payments for 1993 declined by 14.3% and the total cash paid to him was reduced by 3.4% compared to 1992.

FEDERAL TAX LEGISLATION

  Federal tax legislation, enacted in 1993, limits the deductibility of compensation in excess of $1 million paid in 1994 and subsequent years to the named executive officers appearing that year in the Summary Compensation Table. Generally, compensation in excess of $1 million can nonetheless be deducted if it results from benefit plans which have been approved by the shareholders and which have only quantitative measures of performance. The Committee advises that the Company's exposure is not material in 1994 or in any foreseeable year and that it will continue to follow the situation and take such measures as it deems appropriate if the loss of deductibility requires further action.

      James S. Riepe, Chairman   Michael H. Jordan   Igor Landau

PERFORMANCE GRAPH

  Set forth below is a line graph comparing on a quarterly basis the cumulative shareholder return on the Company's Shares for the period 1988 through 1993 with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and the Dow Jones Pharmaceutical Index, based on the market price of the Shares, and assuming (1) reinvestment of all dividends,
(2) purchase by Rhone-Poulenc S.A. of 51.9% of the outstanding Shares pursuant to its tender offer in May 1990, (3) subsequent purchase of Shares with the proceeds of the tender offer at the then-current market price, and (4) retention of Contingent Value Rights (CVRs) issued by Rhone-Poulenc in August 1990 on the basis on one CVR for each common share owned and the investment in Shares of the payment by Rhone-Poulenc of $.12 per CVR upon maturity of the CVRs in July 1993.

                              [PERFORMANCE GRAPH]

                       COMPENSATION OF EXECUTIVE OFFICERS

  The following tables and notes show the compensation provided by the Company to each of the Company's five most highly compensated executive officers, including the Chief Executive Officer, who served as executive officers of the Company at the end of 1993, as well as a former executive officer no longer employed by the Company who except for the termination of his employment would be among the five most highly compensated executive officers (the "named executive officers").

SUMMARY COMPENSATION TABLE

- --------------------------------------------------------------------------------

                                                                          LONG TERM COMPENSATION
                                                                  ---------------------------------------
                      ANNUAL COMPENSATION                                  AWARDS
- ---------------------------------------------------------------------------------------------------------
           (A)             (B)     (C)        (D)        (E)          (F)          (G)           (H)
                                                                                SECURITIES
                                                     OTHER ANNUAL  RESTRICTED   UNDERLYING
                                                     COMPENSATION    STOCK     OPTIONS/SARS   ALL OTHER
NAME & PRINCIPAL POSITION  YEAR SALARY ($) BONUS ($)    ($)/1/    AWARD(S)/2/$    (#)/3/    COMPENSATION4
- ---------------------------------------------------------------------------------------------------------
R.E. Cawthorn,             1993  733,430    448,490                   - 0 -      124,183        53,553
 Chairman of the           1992  699,667    523,093                   - 0 -       57,573        14,764
 Board and Chief           1991  640,000    635,040                 522,595       49,396        14,764
 Executive Officer
M.E. Karobath M.D.,        1993  332,957    175,656                   - 0 -       62,219         3,000
 Senior Vice President,    1992  251,250    196,032                   - 0 -       30,000         1,950
 and President--RPR
 Research and
 Development*
J.B. Bartlett, Senior      1993  262,100    108,518                   - 0 -       39,031        25,209
 Vice President,           1992  257,050    129,875                   - 0 -       11,395         8,160
 Secretary and General     1991  244,833    138,825                  91,232        8,098         8,160
 Counsel
J.A. Sedor, Presi-         1993  236,583    132,870                   - 0 -       36,132         3,000
 dent--Armour              1992  224,167    128,505                   - 0 -        9,057         3,000
 Pharmaceutical Company    1991  195,608    112,014                  70,008        7,163         3,000
G. Brisson, Senior         1993  248,004     89,010     39,063/5/     - 0 -       53,877         3,000
 Vice President--          1992  241,276    100,612                   - 0 -       14,872         3,000
 Business Development      1991  222,000    100,505                  79,544       10,656         3,000
P. Lapalme, Senior         1993  247,000    104,999                   - 0 -        8,906       556,593/6/
 Vice President and        1992  260,417    115,054                   - 0 -       10,271         3,000
 General Manager-- RPR     1991  241,708    140,232                  75,069        8,470         3,000
 Pharmaceuti-
 cals Inc.

- --------
* Employment effective April 1, 1992.
/1./If no amount is shown, the aggregate of other annual compensation does not exceed the lesser of $50,000 or 10% of the combined salary and bonus of the named executive officer and therefore is not required to be reported.
/2./Restrictions on restricted shares lapse at the rate of one-third of the grant on each of the first three anniversaries of the date of grant; dividends are paid on restricted shares at the same rate as paid to all shareholders. The Company did not issue restricted shares to senior executives in 1992 or to any employees in 1993 and does not currently intend to do so in future years.
  In 1991, the named executive officers received the following number of shares in restricted stock awards: Mr. Cawthorn, 12,854 shares; Mr. Bartlett, 2,244 shares; Mr. Sedor, 1,718; and Mr. Brisson, 1,952.
  On December 31, 1993, the named executive officers held restricted shares in the aggregate number and having a then-current market value (at $36.50 per share) as follows: Mr. Cawthorn, 3,705 shares, $135,232; Dr. Karobath, no shares; Mr. Bartlett, 582 shares, $21,243; Mr. Sedor, 573 shares, $20,915 and Mr. Brisson, 466 shares, $17,009. Restrictions on these shares lapsed on February 27, 1994.
/3./Stock options are granted with option price equal to current market value and become exercisable as to one-third of the grant on each of the first three anniversaries of the date of grant, except for the supplemental grant made in September 1993 which becomes exercisable in 1996 at an option price of $64.00 representing a 10% annual compound increase over market value at time of grant. (See table entitled Option/SAR Grants in 1993.) None of the options granted to Mr. Lapalme in 1993 vested.
/4./Represents (a) employer matching contributions to Rhone-Poulenc Rorer
    Employee Savings Plan (401(K)) of up to the first $3,000; (b) for 1991 and 1992, the balance, if any, represents premiums on policies for the executive's benefit under an executive life insurance program; and (c) for 1993, the balance for Mr. Cawthorn and Mr. Bartlett represents the payment of 1993 premium and policy cash value to participants in the executive life insurance program which was terminated in 1993.
/5./Represents personal benefits provided in connection with the Company's expatriate program. No individual benefit exceeded 25% of the total personal benefits reported.
/6./Represents separation payment made to Mr. Lapalme upon his termination of employment, effective December 1, 1993.

- --------------------------------------------------------------------------------
OPTION/SAR GRANTS IN 1993

- --------------------------------------------------------------------------------------------------
                                                                     POTENTIAL REALIZABLE
                                                                           VALUE AT
                                                                        ASSUMED ANNUAL
                                                                        RATES OF STOCK
                                                                      PRICE APPRECIATION
                    INDIVIDUAL GRANTS                               FOR OPTION TERM ($)/3/
- ----------------------------------------------------------- --------------------------------------
     (A)          (B)        (C)         (D)        (E)                      (F)          (G)
               NUMBER OF  % OF TOTAL
               SECURITIES  OPTIONS/
               UNDERLYING    SARS
                OPTIONS/  GRANTED TO
                  SARS    EMPLOYEES  EXERCISE OR
                GRANTED   IN FISCAL  BASE PRICE  EXPIRATION      0%           5%          10%
 NAME/GROUP      (#)/1/    YEAR/2/     ($/SH)       DATE    APPRECIATION APPRECIATION APPRECIATION
- --------------------------------------------------------------------------------------------------
R.E. Cawthorn    42,479                44.125      2/21/03      -0-       1,178,835    2,987,336
                 21,704                46.375      2/25/02      -0-         517,727    1,258,962
                 60,000      5.28      64.000     10/03/03      -0-         851,160    3,630,000
M.E. Karobath    22,219                44.125      2/21/03      -0-         616,599    1,562,551
                 40,000      2.65      64.000     10/03/03      -0-         567,440    2,420,000
J.B. Bartlett    13,031                44.125      2/21/03      -0-         361,623      955,498
                 26,000      1.66      64.000     10/03/03      -0-         368,836    1,573,000
J.A. Sedor       11,132                44.125      2/21/03      -0-         342,320      816,254
                 25,000      1.53      64.000     10/03/03      -0-         354,650    1,512,500
G. Brisson       10,241                44.125      2/21/03      -0-         284,197      720,198
                  3,465                46.375      2/25/02      -0-          82,654      200,990
                 25,000      1.64      64.000     10/03/03      -0-         354,650    1,512,500

- --------
/1/Options become exercisable during continued employment at the rate of one-third of the total grant on each of the first three anniversaries of the date of grant and remain exercisable during continued employment until ten years after date of grant, except for special grant having an exercise price of $64.00 made in September 1993 which vests in 1996 as to 75% of the grant if the average market value of the stock for a 90-day period is at least $64 and as to 25% of the grant if the average market value is at least $68; exercise price for both elements is $64.00, representing a 10% annual compound increase over market value at time of grant; if market value of $64 is not attained, the options expire worthless. Option grant having an exercise price of $46.375 is a repriced option, issued as of September 30th to replace option grant made in 1992 at $63.00. (See table entitled Ten-Year Option/SAR Repricing.)
/2/Figure given is percentage of total options represented by the aggregate of options granted in the fiscal year to each of the named executive officers. /3/In accordance with the rules of the Securities and Exchange Commission,
   "Potential Realizable Value" has been calculated assuming an aggregate appreciation of the market value of the Company's common stock from date of grant to date of expiration at annual compounded rates of 5% and 10%, respectively (or aggregate ten-year appreciation of approximately 63% and 159%, respectively, for a ten-year option). Option granted at exercise price of $44.125 expires 8.5 years after date of grant. Option granted at exercise price of $64.00 has a ten-year term and Potential Realizable Value is calculated on the basis of the $48 market value at the time of grant. There can be no assurance that the market value of the Company's common stock will appreciate in the assumed manner. The column reflecting no appreciation in market value is included for illustrative purposes only; the market value of the Company's common stock on March 10, 1994 was $35.375 per share.

- --------------------------------------------------------------------------------
   AGGREGATED OPTION/SAR EXERCISES IN 1993 & 1993 YEAR-END OPTION/SAR VALUES
- --------------------------------------------------------------------------------

     (A)             (B)           (C)                (D)                        (E)
                                             NUMBER OF SECURITIES       VALUE OF UNEXERCISED,
                                            UNDERLYING UNEXERCISED           IN-THE-MONEY
                                                OPTIONS/SARS AT          OPTIONS/SARS AT FY-
                                                  FY-END (#)                  END ($)/2/
                                           ------------------------- ----------------------------
               SHARES ACQUIRED    VALUE
    NAME       ON EXERCISE (#) REALIZED/1/ EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE/3/
- -------------------------------------------------------------------------------------------------
R.E. Cawthorn           0              0     268,688      154,086     3,016,856          0
M.E. Karobath           0              0       6,000       86,219             0          0
J.B. Bartlett      40,184        696,188      20,494       48,686        64,490          0
J.A. Sedor         25,008        408,256       8,331       44,559        17,767          0
G. Brisson              0              0      28,893       67,583       137,256          0
P. Lapalme         44,096        680,366       9,069            0             0          0

- --------
/1/Represents difference between option price and market value on the date of exercise of stock options in fiscal year 1993.
/2/Calculated on the difference between the December 31, 1993 market value of
   $36.50 and option price.
/3/None of the named executive officers' unexercisable options is in-the-money.

                         TEN-YEAR OPTION/SAR REPRICING
- --------------------------------------------------------------------------------

          (A)               (B)       (C)            (D)              (E)          (F)           (G)
                                   NUMBER OF
                                   SECURITIES
                                   UNDERLYING  MARKET PRICE OF                            LENGTH OF ORIGINAL
                                  OPTIONS/SARS  STOCK AT TIME  EXERCISE PRICE AT             OPTION TERM
                                    REPRICED   OF REPRICING OR TIME OF REPRICING   NEW       REMAINING AT
                                   OR AMENDED     AMENDMENT      OR AMENDMENT    EXERCISE  DAY OF REPRICING
          NAME             DATE       ($)            ($)              ($)         PRICE      OR AMENDMENT
- ------------------------------------------------------------------------------------------------------------
Yves Barou                9/30/93     2,526        $46.375          $63.00       $46.375      8.5 years
 Senior Vice President--
 Human Resources
Jean-Jacques Bertrand     9/30/93     7,876        $46.375          $63.00       $46.375      8.5 years
 Executive Vice
 President
Gilles Brisson            9/30/93     3,465        $46.375          $63.00       $46.375      8.5 years
Robert E. Cawthorn        9/30/93    21,704        $46.375          $63.00       $46.375      8.5 years
Jean-Francois Fort        9/30/93     2,748        $46.375          $63.00       $46.375      8.5 years
 Vice President &
 Treasurer
Patrick Langlois          9/30/93     5,384        $46.375          $63.00       $46.375      8.5 years
 Senior Vice President--
 Finance
Bernard Reculeau          9/30/93     4,347        $46.375          $63.00       $46.375      8.5 years
 Senior Vice President--
 Worldwide Industrial
 Operations

  The foregoing table gives information about stock options of executive officers of the Company which were replaced in 1993 with options at a lower exercise price. The Executive Personnel and Compensation Committee approved, effective September 30, 1993, the substitution of a currently-valued option at an exercise price of $46.375 for an option for the same number of shares granted in 1992 having an exercise price of $63.00. In March 1992, the Committee, having decided to eliminate restricted stock as a benefit, had directed the Company to offer to certain of its executives a choice of a restricted stock grant, which had been an element in the executive compensation package in 1991 and in previous years, or a stock option having comparable value. A significant proportion of the executives to whom the offer had been made chose the stock option. The Committee believes that the value of this one-time option had eroded to such an extent that the intended incentive for the optionee had failed, and that it was equitable to replace the option.

       James S. Riepe, Chairman          Michael H. Jordan                 Igor Landau

                               PENSION PLAN TABLE

                      ESTIMATED ANNUAL RETIREMENT BENEFITS

FINAL AVERAGE                   YEARS OF CREDITED SERVICE
   ANNUAL       ----------------------------------------------------------------
COMPENSATION       10         15         20         25         30         35
- -------------   --------   --------   --------   --------   --------   --------
  $125,000       $21,246    $31,869    $42,492    $53,115    $63,738    $56,863
  $150,000       $25,746    $38,619    $51,492    $64,365    $77,238    $80,988
  $175,000       $30,246    $45,369    $60,492    $75,615    $90,738    $95,113
  $200,000       $34,746    $52,119    $69,492    $86,865   $104,238   $109,238
  $225,000       $39,246    $58,869    $78,492    $98,115   $117,738   $123,363
  $250,000       $43,746    $65,619    $87,492   $109,365   $131,238   $137,488
  $275,000       $48,246    $72,369    $96,492   $120,615   $144,738   $151,613
  $300,000       $52,746    $79,119   $105,492   $131,865   $158,238   $165,738
  $350,000       $61,746    $92,619   $123,492   $154,365   $185,238   $193,988
  $400,000       $70,746   $106,119   $141,492   $176,865   $212,238   $222,238
  $450,000       $79,746   $119,619   $159,492   $199,365   $239,238   $250,488
  $500,000       $88,746   $133,119   $177,492   $221,865   $266,238   $278,738
  $550,000       $97,746   $146,619   $195,492   $244,365   $293,238   $306,988
  $600,000      $106,746   $160,119   $213,492   $266,865   $320,238   $335,238
  $650,000      $115,746   $173,619   $231,492   $289,365   $347,238   $363,488
  $700,000      $124,746   $187,119   $249,492   $311,865   $374,238   $391,738
  $750,000      $133,746   $200,619   $267,492   $334,365   $401,238   $419,988
  $800,000      $142,746   $214,119   $285,492   $356,865   $428,238   $448,238
  $850,000      $151,746   $227,619   $303,492   $379,365   $455,238   $476,488
  $875,000      $156,246   $234,369   $312,492   $390,615   $468,738   $490,613

  The foregoing table shows the estimated annual pension benefits payment to participants upon retirement, on a single straight life annuity basis in specified remuneration classes and years of credited service, under the Pension Plan of Rhone-Poulenc Rorer Inc.:

  The Pension Plan of Rhone-Poulenc Rorer Inc. covers substantially all of the salaried employees of the Company and most of its United States subsidiaries.

  Annual retirement benefits under this plan are based upon age, credited service and final average compensation calculated on the basis of the participant's highest consecutive five years of base salary (not including any bonuses earned or paid) earned in the last ten consecutive years of employment. The plan is indirectly integrated with Social Security and provides benefits which vary according to salary level. The Company's contribution to the plan in 1993 represented approximately 3% of the aggregate base annual base of compensation of all plan participants as of January 1, 1993.

  The Employee Retirement Income Security Act of 1974 (ERISA), as amended, limits the annual benefits which may be paid from a tax-qualified pension plan. As permitted by ERISA, the Board of Directors has approved the payment out of the Company's general funds of those benefits which a retiring employee would be entitled to receive under the provisions of the Pension Plan to the extent such benefits exceed ERISA limits.

  Four of the named executive officers are participants in the Plan. The salary reported in the Summary Compensation Table is the figure used for the years indicated in calculating the benefit under the Plan. Years of service to the Company for each executive officer are as follows: Mr. Cawthorn, 12; Dr. Karobath, 1; Mr. Bartlett, 8; and Mr. Sedor, 22.

  Supplemental Executive Retirement Plan. The Company adopted, effective January 1, 1988, the Rorer Group Inc. Supplemental Executive Retirement Plan for the benefit of executives designated by the

Board of Directors in recognition of the fact that those individuals may not have sufficient service upon retirement to entitle them to a substantial retirement benefit. The plan, whose current participants are Messrs. Cawthorn and Bartlett who are named executive officers, provides for an annual supplemental retirement benefit equal to the sum of 3% or 4% of the participant's average annual compensation including salary and bonus, received during his final five years of service for each of his first five years of service, plus 3% or 2% of such compensation for each of his next ten years of service, reduced by the amount of Social Security retirement benefits and by the annual retirement benefit payable under the Company's Pension Plan and under any other defined benefit plan in which the participant participated prior to his employment with the Company.

AGREEMENTS WITH CERTAIN EXECUTIVE OFFICERS

  Cawthorn Employment Agreement. On March 12, 1990, the Company and Mr. Cawthorn entered into the Cawthorn Employment Agreement, which became effective on May 5, 1990, the date RP acquired Shares pursuant to the Tender Offer.

  The Cawthorn Employment Agreement provides, among other things, for an initial term ending on May 5, 1994, subject to annual extensions (the "Employment Term"). On March 18, 1994, the Company and Mr. Cawthorn extended the Employment Term for an additional year, to May 5, 1995, and made certain amendments to the Cawthorn Employment Agreement. The Cawthorn Employment Agreement, as so amended, is subject to automatic renewal on a year-to-year basis, unless either party gives 90 days' notice of its desire that the contract not be so extended. Mr. Cawthorn's employment under the Cawthorn Employment Agreement will automatically terminate upon his resignation as Chief Executive Officer. It is the Board's expectation that, following service as Chief Executive Officer, Mr. Cawthorn will be available to serve as Chairman of the Board.

  The Cawthorn Employment Agreement provides guidelines for the determination of Mr. Cawthorn's annual rate of salary for the Employment Term (the "Base Salary"). In addition, Mr. Cawthorn has received and will receive annual bonuses during the Employment Term in accordance with the Company's annual bonus plan as in effect from time to time, and which currently provides for a target bonus of 70% of Base Salary from which the actual bonus is determined.

  During the Employment Term, Mr. Cawthorn was to receive annual grants of restricted Shares which he received in 1990 and 1991. In 1992, Mr. Cawthorn voluntarily took a stock option grant offered to senior executives in lieu of a restricted stock grant in keeping with the Company's elimination of restricted stock as a means of compensation. The Company made no restricted stock grants to executive officers in 1992 and to no employee in 1993 and has no current intention of making such grants in the future.

  During the Employment Term, Mr. Cawthorn is also entitled to annual grants of options to purchase Shares determined in accordance with the Company's incentive compensation plan. These options become exercisable to purchase one-third of the Shares covered by the option on each of the first three anniversaries of the date of grant. In years of service as Chief Executive Officer subsequent to 1995, Mr. Cawthorn's stock option grants will be determined by the Executive Personnel and Compensation Committee.

  In addition, Mr. Cawthorn received as of August 21, 1990, a grant (the "One-Time Grant") of an option to purchase 200,000 Shares at an option price of $30.175, the market value of the Shares during a ten-day trading period in August 1990 (all figures restated to reflect a two-for-one split in the Shares in June 1991), which options would become exercisable upon the fulfillment of certain conditions, including the maturity of the Contingent Value Rights ("CVRs"), without payment by RP, in 1993 or 1994. In 1991, the One-Time Grant was amended to make a number of its provisions consistent with the similar grants made to certain other executives. These amendments to Mr. Cawthorn's One Time Grant included providing that 35% of the Shares would become exercisable in the event of the maturity of the CVRs without payment by RP and 65% of the Shares would become exercisable if certain income targets were met, provided the CVRs matured without payment by RP and further that the options would become exercisable in the year 2000 or earlier, assuming continued employment. The CVRs matured in July 1993 and pursuant to their terms, RP paid CVR holders for each CVR the sum of $.12, representing the difference between the average market value of RPR common shares for a 90-day period prior to maturity ($49.01) and the CVR Target Price of $49.13. In light of the substantial performance against the CVR Target Price, the terms of the One-Time Grant (and similar grants to certain other executives) were modified to provide for immediate vesting of 35% of the grant and cancellation of the remainder of the option. Mr. Cawthorn may exercise the vested portion at any time prior to its expiration in the year 2000.

  Furthermore, during the Employment Term, Mr. Cawthorn will be entitled to receive medical, death and disability benefits at least equivalent to current levels and as provided by the Company to its senior management.

  On the day after the last day of the Employment Term, Mr. Cawthorn will receive a lump sum payment amounting to the aggregate of his 1994 salary and the bonus paid for 1994. In addition, upon the later of termination of employment as Chief Executive Officer or May 5, 1995, restrictions on any restricted stock Mr. Cawthorn then holds will lapse and any options which are vested on that date will be exercisable for a period of five years following such date, unless the options by their terms expire earlier.

  During the Employment Period and for a one-year period thereafter, Mr. Cawthorn has agreed not to engage or participate in, directly or indirectly, and whether in an employment, management or ownership capacity (other than through the ownership of 5% or less of a company's voting stock), in any business which competes with the business of the Company or any of its subsidiaries or affiliates.

  The Company has entered into an indemnification agreement with Mr. Cawthorn dated as of March 12, 1990 (the "Indemnification Agreement"), pursuant to which Mr. Cawthorn shall be indemnified against any liabilities, penalties, costs and expenses of any nature arising out of his past, present, or future employment with the Company and incurred by him in connection with any threatened, pending or completed action, suit, appeal or other proceeding of any nature. However, the Company shall not be liable under the Indemnification Agreement to make any payment to the extent that, among other things, payment is made under an insurance policy provided by the Company or Mr. Cawthorn is indemnified by the Company under the Articles or the By-Laws or under the Pennsylvania Business Corporation Law.

  Karobath Employment Agreement. In connection with his employment with the Company in 1992, Dr. Karobath entered into a contract with the Company which provides for accelerated pension benefits and for the payment of salary and target bonus for the remainder of the period in the event the Company terminates his employment other than for cause during the first three years of employment.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Following the combination of the Company and HPB, RP and the Company have continued to provide services and to sell products to each other. In 1993, sales by the Company to RP and its affiliates amounted to $35 million. The Company purchased materials from RP in 1993 at a cost of $44 million.

  Pursuant to a service contract (the "Service Contract") with the Company, a subsidiary of RP provides services to the Company in certain areas, including general administration, finance, human relations, information services and communications. RP and the Company, acting through their respective subsidiaries, have also entered into two research contracts (the "Research Contracts") pursuant to which RP provides the Company with access to research results likely to be applicable in the field of human pharmaceuticals. The Service Contract and the Research Contracts were renewed as of August 1, 1991 for additional terms ending on December 31, 1994. The amount of annual fees payable to RP pursuant to such agreements approximates FF60 million and FF30 million, respectively.

  As of December 31, 1993, RP had loans outstanding to the Company of $231 million. In 1993, the maximum principal amount of such loans was $492 million and net interest payments for such loans amounted to $25 million. RP has guaranteed certain debt obligations of the Company and certain of its subsidiaries and received fees in consideration therefor of approximately $.6 million for 1993. As of December 31, 1993, the aggregate principal amount of loans so guaranteed was $80 million.

  In 1992, the Company and RP entered into an agreement which provided for the payment to RP of an annual fee approximating $450,000 in consideration of the Support Agreement between the Company and RP dated December 18, 1991 by which RP undertook certain contingent obligations with respect to the Market Auction Preferred Shares issued by the Company. The fee was reduced to $337,500 in August 1993 when the Company redeemed one-quarter of the Market Auction Preferred Shares.

  Pursuant to an agreement reached with respect to activities in 1993, RP paid certain executives of the Company, for consulting services rendered to RP, fees totaling $160,000 of which $70,000 was paid to Mr. Bertrand, formerly Executive Vice President and currently a director of the Company. The Company believes that, although these services are essentially incidental to the performance of the executives' ordinary duties and do not present a conflict of interest, it should be compensated for making its executives available and thus reduces the executives' compensation by the amount of fees received.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  Upon the recommendation of the Audit Committee, the Board of Directors has appointed Coopers & Lybrand as independent accountants for the Company for the year 1994. Although shareholder action on this matter is not required, this appointment is being recommended to the shareholders for ratification. Coopers & Lybrand audited the accounts of the Company in 1993 and in prior years. Representatives of that firm will be present at the Annual Meeting with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from shareholders.

                           GENERAL AND OTHER MATTERS

  The cost of soliciting proxies will be borne by the Company. Employees of the Company, personally or by telephone, may solicit the return of proxies. The Company has retained D.F. King & Co., Inc. to assist in soliciting proxies at a fee estimated to be $6,000, plus out-of-pocket expenses. In addition, arrangements have been made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company may reimburse them for their expenses in so doing.

  You are urged to sign and return your proxy promptly to make certain your shares will be voted at the meeting. For your convenience, a return envelope is enclosed, requiring no additional postage if mailed in the United States.

                           PROPOSALS OF SHAREHOLDERS

  Proposals of shareholders intended to be presented at the 1995 Annual Meeting must be received in writing no later than November 25, 1994 at the Office of the Secretary, Rhone-Poulenc Rorer Inc., 500 Arcola Road, Collegeville, Pennsylvania 19426.

  UPON WRITTEN REQUEST, THE COMPANY WILL FURNISH TO EACH HOLDER OF THE COMPANY'S COMMON SHARES A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1993 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE SENT TO RHONE-POULENC RORER INC., 500 ARCOLA ROAD, COLLEGEVILLE, PENNSYLVANIA 19426, ATTENTION: DIRECTOR OF INVESTOR RELATIONS.

                        ANNUAL FINANCIAL STATEMENTS AND
                             REVIEW OF OPERATIONS

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

                 NINE-YEAR SELECTED FINANCIAL DATA (UNAUDITED)
            (DOLLARS AND SHARES IN MILLIONS EXCEPT PER SHARE DATA)

                                                    YEAR ENDED DECEMBER 31,
                          -----------------------------------------------------------------------------
                            1993     1992     1991     1990     1989     1988    1987     1986    1985
                          -------- -------- -------- -------- -------- -------- -------  ------- ------
INCOME STATEMENT DATA:
Net sales...............  $4,019.4 $4,095.9 $3,824.3 $2,917.4 $1,182.2 $1,041.6 $ 928.8  $ 844.6 $338.1
Operating income........     675.3    675.0    558.5     88.9    125.5    144.1   122.7     52.9   59.9
Income from continuing
 operations.............     421.1    423.3    326.5      1.0     86.5     61.8    54.3      3.5   36.0
Discontinued operations,
 net of tax:
 Gain on sale...........       --       --       --       --       --       --      --     122.1    --
 Earnings from
  operations............       --       --       --       --       --       --      --       --      .8
Cumulative effect of
 change in accounting
 for income taxes.......       --      15.0      --       --       --       --    (35.5)     --     --
Net income available to
 common shareholders....     408.7    428.2    326.1      1.0     85.0     61.8    18.8    125.6   36.8
Primary earnings per
 common share:
 Continuing operations..      2.96     2.99     2.37      .01     1.33      .98     .84      .05    .56
 Discontinued opera-
  tions:
 Gain on sale...........       --       --       --       --       --       --      --      1.88    --
 Earnings from opera-
  tions.................       --       --       --       --       --       --      --       --     .01
 Cumulative effect of
  change in accounting
  for income taxes......       --       .11      --       --       --       --     (.55)     --     --
 Primary earnings per
  common share..........      2.96     3.10     2.37      .01     1.33      .98     .29     1.93    .57
Fully diluted earnings
 per common share.......      2.96     3.10     2.37      .01     1.21      .97     .29     1.93    .57
Cash dividends per
 common share...........      1.00      .68     .445      .42     .405      .40    .386     .376   .373
Research and development
 expenses...............     561.2    521.3    444.5    350.1    121.8    104.0    82.7     69.7   17.9
BALANCE SHEET DATA:
Working capital.........     446.6    667.1    407.0    391.3    436.9    312.4   226.6    155.7   53.9
Property, plant &
 equipment, at cost.....   1,958.6  1,855.9  2,027.8  1,930.7    488.2    395.7   363.5    333.0  150.6
Capital expenditures:
 U.S. corporate offices,
  research center and
  site..................       --      63.1    102.1     92.1     29.3     10.8     --       --     --
 Other..................     250.4    221.2    181.6    124.8     82.1     59.9    45.1     36.7   14.5
Total assets............   4,050.2  3,858.3  4,115.5  4,085.0  1,791.7  1,388.0 1,240.5  1,110.1  444.4
Long-term debt
 (including payable to
 RP)....................     432.2    779.7    960.5  1,634.3    882.5    564.6   509.7    444.3   37.3
Shareholders' equity....   1,821.2  1,568.3  1,298.6    693.5    439.9    414.2   368.8    390.4  265.7
Common shares
 outstanding at year-
 end....................     137.0    138.3    137.9    137.4     63.1     63.6    62.9     65.4   64.9
Book value per common
 share..................     10.37     9.17     7.24     5.05     6.97     6.51    5.86     5.97   4.09
OTHER DATA:
Employees...............    22,300   22,900   22,500   23,500    8,500    8,400   7,400    7,500  8,900
Sales per employee
 (thousands)............       180      180      170      150      140      132     124      103     84

- --------
Results include the accounts of the Human Pharmaceutical Business ("HPB") of Rhone-Poulenc S.A. from May 5, 1990.

Results include pretax restructuring and other charges of $93.8 million in 1993, $73.6 million in 1991, $289.3 million in 1990, and $10.0 million in
1989. Results for 1993 also include $105.0 million proceeds from litigation settlement and pretax charges of $29.1 million related to an investment in AIS, including acquired research and development expense. Pretax gains on sales of product rights and non-strategic assets totaled $30.2 million in 1993, $23.1 million in 1992, $95.7 million in 1991, $78.8 million in 1990 and
$30.9 million in 1989. Results for 1989 also include a $19.9 million pretax gain on contract termination fee.

Effective January 1, 1992, the Company adopted SFAS 109, "Accounting for Income Taxes," and recorded a cumulative effect adjustment increasing 1992 income by $15.0 million ($.11 per share). Prior years reflect the application of SFAS 96, "Accounting For Income Taxes," effective January 1, 1987.

The year 1985 has been restated to reflect operations discontinued on February 28, 1986.

Employees and sales per employee for the year 1990 have been restated on a pro forma basis to include HPB as if it were part of the Company from January 1, 1990.

All share and per share data have been adjusted to reflect a two-for-one common stock split effective June 7, 1991.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

  Rhone-Poulenc Rorer Inc. ("RPR" or "the Company") is one of the largest research-based pharmaceutical companies in the world. RPR was formed in July 1990 by the combination of Rorer Group Inc. and substantially all of the human pharmaceutical business of Rhone-Poulenc S.A. ("RP"), based in Paris, France. RP owns approximately two-thirds of RPR's common stock and controls the Company.

PHARMACEUTICAL INDUSTRY ENVIRONMENT

  As government and private payors seek means to reduce the rate of growth in health care expenditures in virtually all worldwide markets, the pharmaceutical industry continues to be affected by initiatives to limit both pharmaceutical prices and prescriptions written by physicians. As a result, annual prescription pharmaceutical revenue growth rates in major strategic markets have slowed from prior year levels. The degree to which pharmaceutical companies are individually affected will depend upon each company's product portfolio and its ability to manage in the environment specific to each country.

  In France, where the Company enjoys a leading position, the government is considering measures which include physician prescribing guidelines which would limit the volume of prescriptions written. A three-year policy agreement between pharmaceutical manufacturers and the French government signed in January 1994 will restrict annual growth of prices for reimbursable pharmaceuticals to an average inflation rate. Although these steps are not likely to affect RPR revenues significantly in the near term, future governmental actions cannot be determined.

  In the U.S., prior legislation requiring payment of rebates to state Medicaid programs reduced the Company's sales by $34 million in 1993, $21 million in 1992 and $12 million in 1991. During 1993, the Clinton Administration proposed the Health Security Act ("HSA"), which would provide universal health coverage through standardized benefits for all U.S. citizens and would, by 1998, make sweeping structural and financial changes to the U.S. health care delivery system. Elements of HSA and other proposals will be debated by legislators at various levels in the coming year. The precise form and effect of any final legislation cannot be predicted; however, most pharmaceutical manufacturers, including RPR, have reorganized to adapt to an emerging U.S. managed care environment which dictates that product offerings satisfy payor objectives aimed at lowering health care costs.

  In Germany, physician prescribing guidelines have been established and selling prices of prescription products remain frozen through December 1994. In Italy, new legislation affecting health care reimbursement lists was recently instituted, resulting in the removal of certain products from government reimbursement lists and price reductions of 2.5% to 4.5%. In October 1993, the U.K. Pharmaceutical Price Regulation Scheme enacted price reductions of up to 2.5% and will restrict certain more profitable companies from seeking pharmaceutical price increases in that country. In Japan, a biannual price reduction will take effect in April 1994, and in Spain, decreases in pharmaceutical prices averaging 3% took effect in November 1993.

  These measures, while indicative of a global trend toward more governmental control over health care expenditures, are neither new to the industry nor to RPR. In certain cases, the legislation may allow companies to negotiate other terms or conditions which can minimize the effect on revenues; however, these measures tend to restrict future revenue growth derived from existing products and, as a result, companies in the industry must look increasingly to achieve profitability objectives through more rapid commercialization of highly innovative therapies, integrated prescription, OTC and generic product strategies, aggressive cost reduction, strategic alliances with others and creative marketing solutions to meet the needs of payors.

RESULTS OF OPERATIONS

 Principal Product Sales

  In the table and discussion which follows, percentage comparisons of year-to-year sales by therapeutic area and principal products are presented excluding the effects of exchange rate fluctuations. Certain reclassifications have been made from amounts shown in prior periods for therapeutic area totals to conform to classifications now used by the Company.

     THERAPEUTIC AREA/PRINCIPAL PRODUCTS      1993 % CHANGE* 1992 % CHANGE* 1991
     -----------------------------------      ---- --------- ---- --------- ----
                                                    (DOLLARS IN MILLIONS)
TOTAL CARDIOVASCULAR......................... $834    + 1%   $878    + 9%   $777
 Clexane (R)/Lovenox (R).....................  153    +30%    127    +33%     90
 Lozol (R)...................................  104    -13%    119    +14%    104
 Dilacor XR (R)..............................   51    N/A      20    N/A     --
 Selectol (R)/Selecor (R)....................   50    +43%     37    +31%     28
 Vasten (R)..................................   48    +11%     46    +49%     29
- --------------------------------------------------------------------------------
TOTAL INFECTIOUS DISEASE/ONCOLOGY............  542    +11%    530    + 5%    486
 Rovamycine (R)..............................   94    +26%     82    +30%     61
 Peflacine (R)...............................   76    + 9%     75    + 7%     68
 Oroken (R)..................................   55    +23%     47    + 8%     42
- --------------------------------------------------------------------------------
TOTAL HYPERSENSITIVITY.......................  407    + 5%    396    +28%    304
 Azmacort (R)................................  143    +13%    127    +48%     86
 Nasacort (R)................................   79    +37%     58    N/A      13
- --------------------------------------------------------------------------------
TOTAL PLASMA DERIVATIVES.....................  400    +20%    337    +18%    281
 Albuminar (R)...............................  154    + 6%    139    +15%    119
 Monoclate-P (R).............................  114    + 7%    112    +15%     97
- --------------------------------------------------------------------------------
TOTAL CENTRAL NERVOUS SYSTEM/ANALGESIA.......  365    + 2%    386    + 6%    354
 Doliprane (R)...............................  102    +23%     88    + 2%     81
 Imovane (R)/Amoban (R)......................   85    + 9%     84    +43%     57
- --------------------------------------------------------------------------------
TOTAL GASTROENTEROLOGY.......................  490    +10%    471    -10%    514
 Maalox (R)..................................  239    + 4%    240    - 8%    258
- --------------------------------------------------------------------------------
TOTAL BONE METABOLISM/RHEUMATOLOGY...........  465    - 2%    514    + 9%    465
 Orudis (R)/Profenid (R)/Oruvail (R).........  173    + 3%    186    + 2%    180
 Calcitonins.................................  163    -10%    198    + 6%    186
 DDAVP (R)...................................   73    - 4%     76    +34%     56
- --------------------------------------------------------------------------------
OTHER THERAPEUTIC AREAS......................  516    - 5%    584    -12%    643
- --------------------------------------------------------------------------------

* % change excludes currency translation effects.

 1993 Compared with 1992

  On net sales of $4,019 million in 1993, net income available to common shareholders was $409 million ($2.96 per share), 5% below $428 million reported in 1992 ($3.10 per share). Earnings per share benefitted by $.63 in 1993 from $105 million of proceeds from the settlement of litigation and $30 million of gains from sale of certain product rights and investments. In addition, 1993 results include an $11 million ($.08 per share) after-tax benefit from the extension in depreciation lives for certain production machinery and equipment effective January 1. Earnings in 1993 were reduced by $.59 per share due to $94 million of restructuring and other charges and $29 million of costs related to the Company's equity investment in Applied Immune Sciences, Inc. ("AIS"). Results for 1992 benefitted by $.12 per share from gains on the sale of assets and $.11 per share from adoption of Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes."

  The Company's 1993 reported net sales of $4,019 million were down 2% from 1992. The 2% decline consists of currency fluctuations (which reduced sales by 6%), divested products (-1%), price increases (less than +1%), and volume gains (+4%). No single product contributed more than 6% of worldwide sales in 1993, and the ten largest products contributed approximately 36%. Sales of the Company's key strategic products--to which particular marketing emphasis is directed and which, as a group, comprised 43% of 1993 sales--increased by 10%, approximately twice the 5% overall rate of sales growth, on a basis which excludes the effects of currency fluctuations and divested products.

  Sales in France, the Company's largest market, were $1,375 million in 1993 on an as-reported basis. Excluding the effects of fluctuating currency rates and product divestitures, sales increased 8% in 1993, driven primarily by demand for anti-infectives and analgesics following a strong influenza season. In the United States, prescription pharmaceuticals and over-the-counter products contributed to a 12% increase in sales, to $1,120 million, despite a fourth quarter decision to curtail year-end trade incentives on certain prescription pharmaceuticals. Sales in Other Europe of $978 million fell 8% due principally to the impact of restrictive government programs in Germany (where prescription product sales were down 26%) and Italy (down 31%). The sales decline in these countries was partially offset by higher branded product sales in Eastern and Southern Europe and generic products in Northern Europe. Sales in the Rest of World area increased 13% to $546 million, led principally by Japan. If the effects of restructuring charges and gains on asset sales are excluded from reported geographic area results in the years, income before income taxes as a percentage of sales ("IBT margin") increased in 1993 in the U.S., France and Rest of World but fell in Other Europe, triggered by market conditions in Italy and Germany.

  Sales of the Company's cardiovascular products in 1993 were led by Clexane (R)/Lovenox (R), a global low molecular weight heparin product, which performed well in France and was launched in the U.S. early in the year. The FDA exclusivity of Lozol (R), a diuretic sold principally in the U.S., expired in mid-1993. The Company introduced a half-strength presentation of Lozol (R) during the year as well as a generic indapamide product through its newly-established Arcola Labs unit in anticipation of further generic competition, the overall result of which is expected to be a decline in Lozol (R) sales. Dilacor XR (R), a once daily calcium channel blocker launched in the U.S. in mid-1992, attained steady prescription growth throughout 1993. Other cardiovascular products Frumil (R) (-19%), a leading diuretic facing generic competition in the U.K., and Biosinax (R) (-66%), a ganglioside sold in Italy, experienced sales declines as anticipated.

  Sales of infectious disease/oncology products were higher in 1993 on stronger first and fourth quarter demand for upper respiratory disease products in France.

  Sales of plasma derivatives by the Company's Armour Pharmaceutical Company ("Armour") were led by Albuminar (R) human serum albumin in Japan and Monoclate-P (R) (pasteurized antihemophiliac Factor VIII:C) in Other Europe markets. In the U.S., Monoclate-P (R) encountered competition from a recombinant form that entered the market in 1993; the Company launched its own recombinant version in the U.S. in late 1993 with a worldwide launch anticipated in 1994. Mononine (TM), launched in the U.S. in late 1992 for treatment of hemophilia B, also contributed to 1993 plasma derivatives sales growth.

  Hypersensitivity products were led by sales of the inhaled steroids Azmacort (R) and Nasacort (R) in North America. During the year, the Company entered into an agreement with U.K.-based Fisons to co-promote Azmacort (R) and Fisons' Tilade (R) in the U.S., further bolstering the Company's respiratory product position. Sales of Slo-bid (TM)/Slo-Phyllin (R), a theophylline bronchodilator sold primarily in the U.S., declined due to a shift in use to inhaled steroids, although brand market share was maintained.

  Sales of central nervous system/analgesia products were headed by the analgesic Doliprane (R), driven by a higher incidence of influenza in France, and Imovane (R)/Amoban (R), a non-benzodiazepine sleeping agent, which performed well in France and Japan.

  Sales of gastroenterology products benefitted from higher Maalox (R) antacid sales in the U.S., Canada and Japan which exceeded declines in Other Europe. Expansion of the U.S. antacid market contributed to higher factory sales in the U.S. although the brand's share of the highly competitive antacid market trailed 1992. In 1993, the Company launched Anti-Gas and Anti-Diarrheal line extensions of Maalox (R) . Sales of Zoltum (R), a peptic ulcer medication co-marketed in France, more than doubled in 1993.

  A decline in sales of bone metabolism/rheumatology products included lower sales of calcitonin products for bone disorders and DDAVP (R) for nocturnal enuresis. Calcitonin products encountered competition and unfavorable legislation in Italy, their largest market, and further sales declines are anticipated in 1994 under expected lower levels of government reimbursement. Calcitonins faced generic competition in the United States, where the Company's Arcola Labs unit also launched a generic version in the second half of 1993. Elsewhere, RPR recorded higher calcitonin sales in Spain and Japan in 1993. Sales of Orudis (R)/Profenid (R)/ Oruvail (R), a ketoprofen anti-inflammatory, were marginally higher, led by sales in Japan.

  Sales in other therapeutic categories included sales of prescription skin care products marketed to dermatologists by Dermik Laboratories ("Dermik"), which increased 15%.

  Gross profit, as a percentage of sales, improved one percentage point in 1993 to 67% due to cost control and product mix-related improvements. Management will continue to emphasize productivity enhancements to achieve further gross profit margin improvements in the coming years.

  Selling, delivery and administrative expenses were 36.5% of sales compared to 36.7% sales in 1992. Higher expenses in support of selling and promotion of U.S. prescription pharmaceuticals and in Japan were more than offset by expense reductions in Europe, particularly Germany and Italy. Significant financial resources in support of selling and promotional activities will continue to be necessary for the Company to maintain its competitive position in all major markets.

  Research and development expenses increased 8% to $561 million, or 14% of sales, in 1993. The Company's research and development efforts continue to focus on innovative global products and technologies, particularly those with potential to prolong significantly and/or improve the quality of life worldwide. The Company's most important projects are Taxotere (R), for certain solid malignant tumors; Zagam (TM), a broad spectrum quinolone antibiotic; and an AIDS immunotherapeutic vaccine being developed in partnership with The Immune Response Corporation ("IRC"). Certain issues regarding the joint venture and individual responsibilities of RPR and IRC are currently in arbitration; such proceedings are not expected to impact the progress of the project. In addition, the Company's 1993 alliance with AIS represents an important entry into gene and cell therapy technology which, beyond the promise of AIS's immediate product line, is likely to affect how pharmaceutical research is conducted by the industry in the future. The Company's research and development efforts will also concentrate on bringing existing products to new markets, developing more effective dosage forms and drug delivery systems, and maximizing the benefits of new business alliances. At comparable exchange rates, research and development expenses are expected to approach $600 million in 1994.

  Restructuring and other charges of $94 million recorded in 1993 include the costs of restructuring marketing and manufacturing operations in the German and Italian prescription pharmaceutical businesses, the planned divestiture of a portion of a manufacturing facility in Monts, France, and increased provisions for certain litigation. In 1994, the Company expects to aggressively pursue other cost-reduction steps which offer attractive payback opportunities in the present environment. Such steps may give rise to a restructuring charge during the year; however, there are no specific plans at this time and it is not possible to estimate the costs or associated benefits of any such program which might be pursued.

  Excluding restructuring and other charges and litigation proceeds, operating income was approximately 16.5% of sales in 1993 and 1992. In 1993, the effects of expense controls in manufacturing and administration exceeded relatively higher research and development spending and lower selling price increases. In the current business environment, more aggressive product cost and administrative expense reduction policies will be major contributors to maintaining this profitability measure in the near term.

  Net interest expense declined by $44 million to $61 million in 1993 as a result of lower average net debt balances and worldwide interest rates. Approximately 92% of combined short- and long-term debt was at variable rates (principally in Europe) at December 31, 1993 and 1992. The remainder at December 31, 1993 is fixed either by its terms or by interest rate swap contracts expiring primarily in 1994. In 1994, net interest expense is anticipated to continue to decline due to lower average net debt.

  Other expense, net increased to $54 million from $12 million in 1992 due primarily to higher losses associated with equity-method investments, including $29 million of non-cash losses related to AIS including acquired research and development.

  The Company's effective income tax rate for 1993 was 28.7% compared with 27.2% for 1992 as a result of reduced tax benefits from Puerto Rico operations and reduced utilization of net operating losses outside the United States. In August 1993, the U.S. Omnibus Budget Reconciliation Act of 1993 (the "Act") was signed into law. The Act provides, among other things, a limitation on the Company's use of the Possessions Tax Credit beginning in December 1994, an increase in the U.S. corporate tax rate from 34% to 35% effective January 1, 1993, and a retroactive reinstatement of the Research and Experimentation Credit to July 1, 1992. These provisions gave rise to a retroactive rate adjustment for U.S. deferred taxes but had minimal impact overall on the Company's effective income tax rate in 1993. Although it is not expected to significantly change the Company's 1994 effective tax rate, the Act could increase the Company's effective rate by up to three percentage points in 1995 and thereafter as a result of the reduction in the Possessions Tax Credit benefit. However, the Company will seek to mitigate this effect through routine tax planning measures.

  In 1993, the Company issued $175 million of money market preferred stock in the U.S. with initial dividend rates fixed for two to five years and redeemed $75 million of Market Auction Preferred Shares ("MAPS"). At $12 million, dividends on preferred shares were higher than in 1992 due to the $100 million net increase in outstanding preferred shares, partially offset by the effect on auction rate dividends of lower U.S. short-term interest rates earlier in the year.

1992 Compared with 1991

  On net sales of $4,096 million, net income available to common shareholders increased 31% to $428 million in 1992 ($3.10 per share). Sales growth, measured on a basis which excludes the effects of divested products, was just over 11%. Of such growth, price increases contributed just over two percentage points, currency fluctuations added three percentage points, and higher volume accounted for just under six percentage points. Sales of the Company's key strategic products increased by 17% in 1992, excluding currency fluctuation effects.

  Sales in 1992 were in the following geographic areas: France--$1,388 million (+5% over 1991, excluding the effects of fluctuating exchange rates and divested products); U.S.--$1,000 million (+17%); Other Europe--$1,218 million (+6%); and Rest of World--$490 million (+9%). IBT margin, excluding effects of restructuring charges and gains on asset sales, improved significantly on higher sales in the U.S. and, to a lesser degree, in France. IBT margin fell in Other Europe, triggered by market conditions in Italy and Eastern Europe, and in the Rest of World area due to higher operating costs in Japan and Mexico.

  Sales of cardiovascular products were led by growth of Clexane (R)/Lovenox
(R) in France and other European markets. Dilacor XR (R), launched in the U.S. in June 1992, also advanced sales growth in the category.

  While France contributes most of the infectious disease/oncology sales, 1992 sales growth came principally from other markets in Asia, Africa and Northern Europe. A lower incidence of influenza in 1992 held sales of anti-infectives in France approximately level compared to 1991.

  Sales of bone metabolism/rheumatology products were led by calcitonin products and Orudis (R)/Profenid (R)/Oruvail (R). Higher sales of calcitonin in Japan and in Spain, following introduction of the intranasal spray, more than offset a 27% decline in Italy stemming from competitive pressures and legislative effects. Sales of Orudis (R)/Profenid (R)/Oruvail (R) benefitted from the introduction of new dosage forms to combat generic entries in some markets.

  Sales of central nervous system/analgesia products advanced on the performance of Doliprane (R) and Imovane (R)/Amoban (R). Sales growth of Imovane (R)/Amoban (R) was broad-based throughout France, Other Europe, Canada and Japan.

  Sales of hypersensitivity products were led by growth in the U.S. of Azmacort (R) and Nasacort (R). Following its second half 1991 launch, Nasacort (R) sales increased by threefold in 1992.

  Led by Monoclate-P (R) in Europe and Albuminar (R) in Japan and China, plasma derivative sales nearly doubled in markets outside the United States. Mononine (TM) was launched in the U.S. following FDA approval in August 1992.

  Sales of gastroenterology products, principally the Maalox (R) brand of antacid, declined during the year. Maalox (R) U.S. sales and market share trailed 1991 levels but were supported by launch of Maalox (R) HRF tablets and Maalox (R) caplets and new promotional initiatives in the second half of 1992. Elsewhere, Maalox (R) posted sales gains in Europe, Canada and in Japan, where Maalox (R) Plus entered the over-the-counter market. In France, Zoltum (R) contributed to 1992 sales growth following its late-1991 launch in a co-marketing arrangement.

  Sales performance of products in all other therapeutic categories was led by Dermik skin care products (+19%).

  Gross profit margin increased one percentage point from 65% of sales in 1991 to 66% in 1992, as selling price increases and productivity improvements exceeded the effects of unfavorable sales mix. Selling, delivery and administrative expenses were 36.7% of sales in 1992 compared to 36.8% in 1991. A lower ratio in the U.S. prescription pharmaceuticals business was offset by the effects of sales force expansions and higher marketing expenses in France, Germany and in Armour's U.S. operations. Administrative expenses in 1992 were limited to growth of 1% excluding currency effects. The Company's investment in research and development increased 17% from $445 million (11.6% of sales) in 1991 to $521 million (12.7% of sales) in 1992.

  In 1991, the Company recorded $74 million of restructuring charges for facility divestitures in Germany and the U.K., relocation of U.S. corporate offices and research facilities, and other costs.

  Lower average net debt and a greater concentration of lower cost dollar-denominated debt reduced net interest expense by $44 million in 1992.

  In 1992, the Company recorded gains of $23 million ($.12 per share) related principally to sales of product rights in the U.S. and France. In 1991, the Company sold its dietary products business in France and a product line in the U.S. and recorded a before-tax gain of $96 million.

  Other expense, net of $11 million in 1992 included foreign exchange gains of $8 million, most of which were realized on foreign currency forward contracts entered into and expiring during the fourth quarter.

  The Company's effective income tax rate for 1992 was 27.2% under SFAS 109, compared to 32.3% in 1991 under Statement of Financial Accounting Standards No.
96. The lower 1992 rate was the result of recognition of deferred tax benefits on certain non-U.S. net operating losses, an increase in the benefit from Puerto Rico operations and other adjustments.

  Dividends on Market Auction Preferred Shares, issued in December 1991, were $10 million in 1992.

Inflation

  Although its effect has stabilized at historically low levels in most developed countries in recent years, price inflation continues to increase the Company's cost of goods and services. As a result, limited ability to raise selling prices in the current environment exposes companies in the industry to risk of profit erosion. The Company attempts to mitigate such adverse inflationary effects through quality initiatives to improve productivity and control costs.

FINANCIAL CONDITION

Cash Flows

  Net cash provided by operating activities was $721 million in 1993, $357 million in 1992, and $468 million in 1991. In 1993, operating cash flows include $105 million proceeds from the settlement of litigation. Operating cash flows were substantially higher in 1993 than in 1992 because of lower outlays for income taxes (lower by $114 million), working capital needs and restructuring activities. In addition, 1993 earnings included non-cash charges for rent and AIS research costs totaling $52 million. In 1992, operating cash flows were lower than in 1991 as higher cash requirements for taxes and working capital exceeded lower restructuring outlays. 1992 tax payments included settlement of an examination of the Company's 1986 consolidated U.S. tax return and substantial payments of 1991 taxes which had been deferred in several European subsidiaries following legal entity restructurings after the 1990 formation of RPR. Because certain 1993 operating cash flows will not recur, cash flows from operating activities are expected to be lower in 1994.

  Investing activities used cash of $346 million in 1993 and $88 million in 1991 and provided cash of $51 million in 1992. In 1993, the Company acquired a 37% interest in AIS for $117 million, while 1992 and 1991 investing cash flows benefitted from significantly higher proceeds from the sale of assets. Cash outlays for capital expenditures were $250 million in 1993, down from $284 million in years 1992 and 1991.

  Financing activities used cash of $375 million in 1993, $500 million in 1992 and $409 million in 1991. Net proceeds from issuances of preferred shares were $97 million in 1993 and $296 million in 1991, while net repayments of third party and RP borrowings were $265 million in 1993, $403 million in 1992, and $647 million in 1991. In 1993, the Company repurchased approximately two million of its common shares ($76 million) for a newly-established Employee Benefits Trust to fund employee benefits in the United States. Cash dividends paid to common shareholders were $138 million in 1993 ($1.00 per share), $94 million in 1992 ($.68 per share) and $61 million in 1991 ($.445 per share). In January 1994, the Board of Directors declared a first quarter cash dividend of $.28 per share, a 12% increase above the average 1993 quarterly dividend.

Liquidity

  As a result of debt repayments, the Company's net debt (short- and long-term debt including notes payable to RP, less cash and cash equivalents, short-term investments and time deposits) to net debt plus equity ratio improved to .26 to 1 at December 31, 1993 from .38 to 1 at December 31, 1992.

  At December 31, 1993, the ratio of current assets to current liabilities was
1.37 to 1 compared to 1.63 to 1 a year ago. The change is principally due to a reduction of certain third party bank borrowings classified as long-term at December 31, 1992 and a higher level of temporary borrowings from RP classified as short-term at December 31, 1993 even though RPR has a continuing ability to refinance these borrowings on a long-term basis under committed bank lines.

  At December 31, 1993, the Company has committed lines of credit totaling $1.4 billion with no borrowings outstanding under these lines. Of this amount, $700 million relates to a long-term revolving credit facility unconditionally guaranteed by RP; the amount available under this facility reduces by $200 million per year until expiration of the facility in 1997. In a separate agreement with RP related to the issuance of MAPS, the Company must maintain as unused under this facility the smaller of $325 million or the principal amount of debt outstanding (excluding borrowings from, or guaranteed by, RP). The Company has an additional $250 million available under revolving credit agreements due in 1996. During 1993, the Company entered into several new multicurrency line of credit agreements with various banks totaling $495 million and maturing in one to five years. At December 31, 1993, the Company has the ability and intent to renew, or to refinance under these facilities, approximately $255 million of short-term third party borrowings for at least one year. Accordingly, this amount has been classified as long-term debt.

  Pursuant to a $500 million shelf registration filed in 1993, the Company issued $175 million of money market preferred stock and has the ability to issue an additional $325 million in debt or equity securities.

  In 1993, Moody's Investors Service ("Moody's") and Standard & Poor's ("S&P") lowered the Company's preferred stock credit ratings, attributing the change to the privatization of RP. As a result, the Company's preferred stock issues are now rated BBB by S&P and Baa1 by Moody's. The Company's senior unsecured debt ratings have been affirmed as BBB+ by S&P and A3 by Moody's.

  Other noncurrent assets increased at December 31, 1993 compared to 1992 due to early adoption of FASB Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts" ("FIN 39") with regard to probable insurance recoveries related to certain litigation liabilities, the equity investment in AIS and higher deferred tax assets. An increase in other noncurrent liabilities at December 31, 1993 included the impact of FIN 39 and pension accruals.

  Management believes that cash flows from operations, supplemented by financing expected to be available from external sources, will provide sufficient liquidity to meet its needs for the foreseeable future. Long-term liquidity is dependent upon the Company's competitive position, including its ability to discover, develop and market innovative new therapies.

Insurance and Litigation

  The Company maintains significant levels of excess catastrophic general and products liability insurance obtained from independent third-party insurers. In light of the risks attendant to the Company's business activities, the limits and coverage terms of such insurance are believed reasonable in amount and scope and comparable to the insurance carried by others in the industry.

  The Company is involved in litigation incidental to its business including, but not limited to: (1) approximately 239 lawsuits pending in the United States, Canada and Ireland against RPR and its Armour subsidiary, in which it is claimed by individuals infected with the Human Immunodeficiency Virus ("HIV") that their infection with HIV and, in some cases, resulting illnesses, including Acquired Immune Deficiency Syndrome-related conditions or death therefrom, may have been caused by administration of antihemophilic factor ("AHF") concentrates processed by Armour in the early and mid-1980's. Armour has also been named as a defendant in three proposed class action lawsuits filed on behalf of HIV-infected hemophiliacs and their families. None of these cases involves Armour's currently distributed AHF concentrates; (2) legal actions pending against one or more subsidiaries of the Company and various groupings of more than one hundred pharmaceutical companies, in which it is generally alleged that certain individuals were injured as a result of the development of various reproductive tract abnormalities because of in utero exposure to diethylstilbestrol ("DES") (typically, two former operating subsidiaries of the Company are named as defendants, along with numerous other DES manufacturers, when the claimant is unable to identify the manufacturer); (3) antitrust actions alleging that the Company engaged in price discrimination practices to the detriment of certain independent community pharmacists; (4) an alleged infringement by the Company of a process patent for the manufacture of bulk diltiazem, an ingredient in the Company's product Dilacor XR (R); these proceedings have been indefinitely suspended; and (5) potential responsibility relating to past waste disposal practices, including potential involvement, for which the Company believes its share of liability, if any, to be negligible, at two sites on the U.S. National Priority List created by Superfund legislation. In addition, the Company agreed to settle shareholder litigation for an amount which is fully accrued at December 31, 1993.

  The eventual outcomes of the above matters of pending litigation cannot be predicted with certainty. The defense of these matters and the defense of expected additional lawsuits related to these matters may require substantial legal defense expenditures. The Company follows Statement of Financial Accounting Standards No. 5 in determining whether to recognize losses and accrue liabilities relating to such matters. Accordingly, the Company recognizes a loss if available information indicates that a loss or range of losses is probable and reasonably estimable. The Company estimates such losses on the basis of current facts and circumstances, prior experience with similar matters, the number of claims and the anticipated cost of administering, defending and, in some cases, settling such claims. The Company has also recorded as an asset certain insurance recoveries which are determined to be probable of occurrence on the basis of the status of current discussions with its insurance carriers. If a contingent loss is not probable, but is reasonably possible, the Company discloses this contingency in the notes to its consolidated financial statements if it is material. Based on the information available, the Company does not believe that reasonably possible uninsured losses in excess of amounts recorded for the above matters of litigation would have a material adverse impact on the Company's financial position or results of operations.

Recently Issued Accounting Standards

  In November 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting No. 112, "Employers' Accounting for Postemployment Benefits". RPR does not expect this new standard, which will be adopted in 1994, or various other recently issued accounting standards to materially affect financial position or results of operations.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                            FOR THE YEARS ENDED DECEMBER 31,
                                            ----------------------------------
                                               1993        1992        1991
                                            ----------  ----------  ----------
Net sales.................................. $  4,019.4  $  4,095.9  $  3,824.3
Cost of products sold......................    1,326.3     1,394.6     1,340.1
Selling, delivery and administrative ex-
 penses....................................    1,467.8     1,505.0     1,407.6
Research and development expenses..........      561.2       521.3       444.5
Restructuring and other charges............       93.8         --         73.6
Proceeds from litigation settlement........      105.0         --          --
                                            ----------  ----------  ----------
 Operating income..........................      675.3       675.0       558.5
Interest expense...........................       71.2       125.3       164.9
Interest income............................      (10.4)      (20.4)      (15.7)
Gain on sale of non-strategic assets.......      (30.2)      (23.1)      (95.7)
Other expense, net.........................       54.2        11.5        23.0
                                            ----------  ----------  ----------
 Income before income taxes................      590.5       581.7       482.0
Provision for income taxes.................      169.4       158.4       155.5
                                            ----------  ----------  ----------
 Net income before accounting change.......      421.1       423.3       326.5
Cumulative effect of accounting change.....        --         15.0         --
                                            ----------  ----------  ----------
 Net income................................      421.1       438.3       326.5
Dividends on preferred stock...............       12.4        10.1          .4
                                            ----------  ----------  ----------
 Net income available to common sharehold-
  ers...................................... $    408.7  $    428.2  $    326.1
                                            ==========  ==========  ==========
Primary earnings per common share:
 Net income before cumulative effect of ac-
  counting change.......................... $     2.96  $     2.99  $     2.37
 Cumulative effect of accounting change....        --          .11         --
                                            ----------  ----------  ----------
 Net income available to common sharehold-
  ers...................................... $     2.96  $     3.10  $     2.37
                                            ==========  ==========  ==========

                See Notes to Consolidated Financial Statements.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN MILLIONS)

                                                               DECEMBER 31,
                                                             ------------------
                                                               1993      1992
                                                             --------  --------
ASSETS
Current:
Cash and cash equivalents..................................  $   35.4  $   39.5
Short-term investments, at cost............................       --        6.6
Trade accounts receivable less reserves of $68.3(1992:
 $66.6)....................................................     746.6     736.4
Inventories................................................     504.1     531.3
Other current assets.......................................     382.7     424.5
                                                             --------  --------
    Total current assets...................................   1,668.8   1,738.3
Time deposits, at cost.....................................      64.3      43.8
Property, plant and equipment, net.........................   1,032.0     974.5
Goodwill, net..............................................     676.5     739.2
Intangibles, net...........................................     206.1     205.7
Other assets...............................................     402.5     156.8
                                                             --------  --------
    Total assets...........................................  $4,050.2  $3,858.3
                                                             ========  ========
LIABILITIES
Current:
Short-term debt............................................  $  108.6  $  153.8
Notes payable to Rhone-Poulenc S.A. & affiliates...........     201.3     100.0
Accounts payable...........................................     365.6     358.1
Income taxes payable.......................................      55.8      24.1
Accrued employee compensation..............................     121.0     112.7
Other current liabilities..................................     369.9     322.5
                                                             --------  --------
    Total current liabilities..............................   1,222.2   1,071.2
Long-term debt.............................................     432.2     779.7
Deferred income taxes......................................      29.5      29.8
Other liabilities..........................................     545.1     409.3
                                                             --------  --------
    Total liabilities......................................   2,229.0   2,290.0
                                                             --------  --------
Contingencies..............................................
SHAREHOLDERS' EQUITY
Market Auction Preferred Shares, without par value
 (liquidation preference $1,000 per share); authorized,
 issued and outstanding 225,000 shares (1992: 300,000
 shares)...................................................     225.0     300.0
Money market preferred stock, without par value
 (liquidation preference $100,000 per share); issued and
 outstanding 1,750 shares..................................     175.0       --
Common stock, without par value; stated value $1 per share;
 authorized 200,000,000 shares; issued and outstanding
 136,996,345 shares (1992: 138,298,771 shares).............     139.0     138.3
Capital in excess of stated value..........................     290.0     269.0
Retained earnings..........................................   1,207.3     936.9
Employee Benefits Trust....................................     (75.8)      --
Cumulative translation adjustments.........................    (139.3)    (75.9)
                                                             --------  --------
    Total shareholders' equity.............................   1,821.2   1,568.3
                                                             --------  --------
    Total liabilities and shareholders' equity.............  $4,050.2  $3,858.3
                                                             ========  ========

                See Notes to Consolidated Financial Statements.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)

                                            FOR THE YEARS ENDED DECEMBER 31,
                                            ----------------------------------
                                               1993        1992        1991
                                            ----------  ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income................................  $    421.1  $    438.3  $    326.5
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Depreciation and amortization...........       167.9       197.7       189.6
  Provision for deferred income taxes.....       (40.9)      (20.9)       44.9
  Cumulative effect of accounting change..         --        (15.0)        --
  Gain on sale of non-strategic assets....       (30.2)      (23.1)      (95.7)
  Increase in trade accounts receivable,
   net....................................       (33.0)      (66.8)      (44.6)
  (Increase) decrease in inventories......         2.5       (22.8)       67.2
  Increase in accounts payable............        39.4        47.5        29.2
  Increase (decrease) in income taxes pay-
   able...................................        77.3       (67.7)       37.2
  Restructuring charges...................        44.6       (64.2)      (51.2)
  Other items, net........................        72.1       (45.7)      (35.5)
                                            ----------  ----------  ----------
    Net cash provided by operating activi-
     ties.................................       720.8       357.3       467.6
                                            ----------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures......................      (250.4)     (284.3)     (283.7)
Equity investment in Applied Immune Sci-
 ences, Inc...............................      (117.3)        --          --
Investment in time deposits, net..........       (13.8)        5.9         5.8
Proceeds from sale of assets..............        35.9       329.1       189.8
                                            ----------  ----------  ----------
    Net cash provided by (used in) invest-
     ing activities.......................      (345.6)       50.7       (88.1)
                                            ----------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of money market preferred stock..       171.9         --          --
Redemption of Market Auction Preferred
 Shares...................................       (75.0)        --          --
Issuance of Market Auction Preferred
 Shares...................................         --          --        295.9
Proceeds from issuance of long-term debt..       108.2       292.6       634.4
Repayment of long-term debt...............      (133.0)     (993.8)     (944.2)
Short-term borrowings, net................      (240.0)      298.3      (337.2)
Issuances of common stock.................        17.8         6.1         3.7
Shares repurchased for Employee Benefits
 Trust....................................       (75.8)        --          --
Dividends paid............................      (149.2)     (103.4)      (61.3)
                                            ----------  ----------  ----------
    Net cash used in financing activities.      (375.1)     (500.2)     (408.7)
                                            ----------  ----------  ----------
Effect of exchange rate changes on cash...        (4.2)       (4.1)       (1.4)
                                            ----------  ----------  ----------
Net decrease in cash and cash equivalents.        (4.1)      (96.3)      (30.6)
Cash and cash equivalents at beginning of
 year.....................................        39.5       135.8       166.4
                                            ----------  ----------  ----------
Cash and cash equivalents at end of year..  $     35.4  $     39.5  $    135.8
                                            ==========  ==========  ==========
NONCASH INVESTING AND FINANCING ACTIVI-
 TIES:
  Issuance of common stock under employee
   benefit plans..........................  $      4.0  $      5.7  $      9.2
CASH PAID DURING YEAR FOR:
  Interest, net of amounts capitalized....  $     82.4  $    128.2  $    202.7
  Income taxes............................       133.0       247.0        73.4

                See Notes to Consolidated Financial Statements.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements include the accounts of Rhone-Poulenc Rorer Inc. and subsidiaries which are more than 50 percent owned. All subsidiaries are consolidated on the basis of twelve-month periods ending December 31. Certain prior year items have been reclassified to conform to current classifications.

  Investments in corporate joint ventures and other companies in which the Company has a 20 to 50 percent ownership are accounted for by the equity method. Cost investments, less than 20 percent owned, are carried at their original cost which approximated $34.7 million at December 31, 1993 (1992:
$47.7 million). The carrying amount of cost investments for which it was practicable to estimate fair values was $21.2 million at December 31, 1993 (1992: $34.3 million), and the fair value of such investments, as determined by quoted market prices and pricing models, was $18.8 million (1992: $57.7 million). Equity and cost investments are included in other assets in the financial statements.

 Cash and Cash Equivalents and Time Deposits

  The Company considers cash on hand, cash in banks, certificates of deposit, time deposits and U.S. government and other short-term securities with maturities of three months or less when purchased as cash and cash equivalents. Investments with a maturity period of greater than three months but less than one year are classified as short-term investments. Certain mortgage-backed certificates, repurchase obligations and certificates of deposit with maturities of more than one year are classified as long-term time deposits. Due to the short maturity period of short-term investments and the variable rate nature of long-term time deposits, the carrying amount of these instruments approximates their fair values.

 Inventories

  Inventories are valued at the lower of cost or market, using the first-in, first-out (FIFO) or average cost methods.

 Property, Plant and Equipment

  Property, plant and equipment are recorded at cost. For financial accounting purposes, depreciation is computed principally on the straight-line method over the estimated useful lives of the assets. For income tax purposes, certain assets are depreciated using accelerated methods. Effective January 1, 1993, the Company extended the depreciation lives for certain production machinery and equipment. The change in estimate increased 1993 earnings by $11.1 million after taxes ($.08 per share).

 Goodwill and Intangible Assets

  Goodwill represents the excess of cost over the fair market value of net assets of businesses acquired. Goodwill is amortized on a straight-line basis over a period not to exceed forty years, and is reported net of accumulated amortization of $172.1 million in 1993 and $158.3 million in 1992. Intangibles, which principally represent the cost of acquiring patents and product lines, are amortized over their estimated useful lives and are reported net of accumulated amortization of $96.5 million in 1993 and $91.7 million in 1992.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
 Income Taxes

  The Company and substantially all of its United States subsidiaries file a consolidated federal income tax return. No provision has been made for United States income taxes or withholding taxes on the unremitted earnings of non-U.S. subsidiaries which are intended to be indefinitely reinvested. Effective January 1, 1992, the Company adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes," and recorded a cumulative effect adjustment increasing 1992 net income by $15.0 million ($.11 per share).

 Foreign Currency Translation

  Financial information relating to the Company's subsidiaries located outside the United States is translated using the current rate method. Local currencies are considered the functional currencies except in countries with highly inflationary economies.

 Financial Instruments

  The Company enters into foreign exchange contracts to hedge exposures related to firm foreign currency commitments. Gains or losses from the contracts are recognized in the basis of the transaction being hedged. Gains and losses arising from foreign exchange contracts which are designated and effective as economic hedges of the Company's net foreign investments are recorded as translation adjustments. Cash flows from hedging contracts are classified in the same category as the cash flows from the items being hedged.

  At December 31, 1993, the Company was party to forward exchange and currency swap contracts to purchase $105.8 million equivalent in foreign currencies and to sell $373.7 million in foreign currencies during the first quarter of 1994. Such contracts totaled $111.9 million and $339.6 million, respectively, at December 31, 1992. The carrying values of the contracts approximated their fair values.

  The Company utilizes various instruments to hedge interest rate risk. The net receivable or payable under these arrangements is recognized as an adjustment to interest expense over the life of the contracts. At December 31, 1993, the Company was party to $332.5 million notional amount of swap contracts which fix interest rates over various periods, and $198.9 million notional amount of swap contracts which give rise to variable interest rate exposure over various periods. Such contracts totaled $340.8 million and $117.2 million, respectively, at December 31, 1992. The fair value of all such outstanding interest rate swap contracts, as determined through bank pricing models, was approximately equal to their December 31 carrying value.

 Concentrations of Credit Risk

  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables, cash investments and time deposits, and foreign currency and interest rate swap contracts. Credit risk with respect to trade receivables is limited due to a large customer base in a wide geographic area. The Company places its cash investments and time deposits with credit worthy, high quality financial institutions and, by policy, limits the amount of credit exposure to any one institution. The Company does not anticipate nonperformance by the counterparties to its financial instruments.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
NOTE 2. RESTRUCTURING AND OTHER CHARGES, PROCEEDS FROM LITIGATION SETTLEMENT, AND GAIN ON SALE OF NON-STRATEGIC ASSETS

  In 1993, the Company recorded charges of $93.8 million for the costs of certain restructuring and manufacturing streamlining programs and increased provisions for certain litigation. The programs, principally in Europe, include restructuring of marketing and manufacturing operations in the Company's German and Italian prescription pharmaceutical businesses following governmental actions aimed at limiting prices and prescription volume. The programs also include a plan to divest a portion of a manufacturing facility in Monts, France by the end of 1995. In 1991, restructuring charges of $73.6 million were provided for facility divestitures in Germany and the U.K., relocation of U.S. corporate offices and research facilities, professional fees and other costs. At December 31, 1993 and 1992, amounts included in other current liabilities for restructuring were $37.9 million and $26.0 million, respectively.

  In 1993, the Company received $105.0 million cash proceeds from the settlement of a longstanding patent lawsuit with Baxter International concerning Factor VIII:C concentrates for the treatment of hemophilia.

  Gains from asset sales totaled $30.2 million in 1993 and included sales of product rights and certain investments. In 1992, the Company recorded gains of $23.1 million related principally to the sales of product rights in the U.S. and France.

  In 1991, the Company recorded $95.7 million of gains from the sales of non-strategic assets (principally a dietary products business in France and certain product rights in the U.S.).

NOTE 3. EQUITY INVESTMENT IN APPLIED IMMUNE SCIENCES, INC.

  In 1993, the Company acquired for $117.3 million, including expenses, a 37% interest in Applied Immune Sciences, Inc. ("AIS") and a right to purchase majority ownership of approximately 60%. The companies also agreed to establish joint ventures related to cell therapy products and services. The Company recorded as other expense $29.1 million ($.14 per share) in 1993 for noncash equity losses associated with AIS, including acquired research and development of approximately 60% of the excess of the purchase price over the Company's share of the fair market value of the tangible net assets of AIS. The Company may be required by the terms of the acquisition agreement to purchase up to four million additional shares of AIS common stock at a cost of up to $100.0 million between 1995 and 1997 if AIS achieves certain development milestones and/or certain sales and earnings targets.

NOTE 4. OTHER EXPENSE, NET

                                                       1993     1992     1991
                                                      -------  -------  -------
                                                       (DOLLARS IN MILLIONS)
   Equity losses of affiliates.......................   $50.0    $15.8    $19.3
   Minority interest.................................     3.8      2.0      3.9
   Foreign exchange (gains) losses...................    (2.5)    (8.1)     3.6
   Other (income) expense, net.......................     2.9      1.8     (3.8)
                                                      -------  -------  -------
                                                        $54.2    $11.5    $23.0
                                                      =======  =======  =======

NOTE 5. EARNINGS PER SHARE

  Earnings per common share were computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding. The weighted

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

average number of shares used to compute primary earnings per common share were 138,168,739; 138,073,872 and 137,708,866 for the years 1993, 1992 and 1991, respectively. Common share equivalents in the form of stock options were excluded from the calculation as their dilutive effect was not material.

NOTE 6. INVENTORIES

                                                              1993       1992
                                                           ---------- ----------
                                                           (DOLLARS IN MILLIONS)
   Finished goods.........................................     $235.3     $247.2
   Work in process........................................      111.5      128.8
   Raw materials and supplies.............................      157.3      155.3
                                                               ------     ------
                                                               $504.1     $531.3
                                                               ======     ======

NOTE 7. PROPERTY, PLANT AND EQUIPMENT, NET

                                                             1993       1992
                                                          ---------- ----------
                                                          (DOLLARS IN MILLIONS)
   Land..................................................   $   58.0   $   57.3
   Buildings.............................................      568.7      521.6
   Machinery and equipment...............................    1,197.2    1,132.9
   Construction in progress..............................      134.7      144.1
                                                            --------   --------
                                                             1,958.6    1,855.9
   Less accumulated depreciation.........................      926.6      881.4
                                                            --------   --------
   Property, plant and equipment, net....................   $1,032.0   $  974.5
                                                            ========   ========

  The Company incurred $75.5 million and $139.9 million in interest cost in 1993 and 1992, respectively, of which $4.3 million and $14.6 million, respectively, was capitalized as part of the cost of additions to property, plant and equipment.

NOTE 8. DEBT

  Short-term debt consisted of the following:

                                                              1993       1992
                                                           ---------- ----------
                                                           (DOLLARS IN MILLIONS)
   Notes payable to banks.................................     $ 86.6     $128.5
   Current portion of long-term debt......................       22.0       25.3
                                                               ------     ------
                                                               $108.6     $153.8
                                                               ======     ======
   Notes payable to Rhone-Poulenc S.A. and affiliates.....     $201.3     $100.0
                                                               ======     ======

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Long-term debt, net of current portion, consisted of the following:

                                                              1993       1992
                                                           ---------- ----------
                                                           (DOLLARS IN MILLIONS)
   Notes payable at variable rates (expected to be refi-
    nanced long-term)....................................      $255.2     $570.7
   Revolving credit agreements due 1996 at variable rates
    averaging 8.7%.......................................         --         4.3
   9.15% Series A Senior Notes due 2004, with interest
    payable quarterly (guaranteed by Rhone-Poulenc S.A.).        60.1       63.2
   8.95% Series B Senior Notes due 1997, with interest
    payable quarterly (guaranteed by Rhone-Poulenc S.A.).        12.9       17.2
   Notes, mortgages and capitalized lease obligations at
    various rates averaging 9.0% (1992: 9.5%)............        74.4       90.3
                                                               ------     ------
                                                               $402.6     $745.7
   Notes payable to Rhone-Poulenc S.A. and affiliates
    principally due in 1997 at rates averaging 6.0%
    (1992: 8.2%).........................................      $ 29.6     $ 34.0
                                                               ------     ------
                                                               $432.2     $779.7
                                                               ======     ======

  The Company has classified $255.2 million of various short-term borrowings from banks as long-term debt in accordance with the Company's intention and ability to refinance such obligations on a long-term basis. The $255.2 million of notes payable classified as long-term consists of borrowings in various currencies and interest rates as follows: $96.3 million in U.S. dollars at 3.4%, $54.2 million in British pounds at 6.5%, $45.7 million in French francs at 6.6%, $42.8 million in Japanese yen at 3.6% and $16.2 million in German marks at 7.0%.

  At December 31, 1993, after the effect of interest rate swap contracts, approximately 92% of the Company's outstanding debt was at variable rates of interest. The aggregate maturities of all long-term debt, including related party debt, were: $22.0 million in 1994, $21.7 million in 1995, $36.5 million in 1996, $78.4 million in 1997, $194.9 million in 1998 and $100.7 million thereafter.

  At December 31, 1993, the Company had committed lines of credit totaling $1.4 billion with no borrowings outstanding under these lines. Of this amount, $700.0 million related to the Revolving Credit Facility Agreement dated April 30, 1990 ("the Facility"). The Facility is unconditionally guaranteed by Rhone-Poulenc S.A. ("RP") and expires in $100.0 million installments semi-annually through April 30, 1997. In connection with the 1991 issuance of Market Auction Preferred Shares, the Company agreed to maintain as unused a portion of the Facility of not less than the smaller of $325.0 million or total indebtedness (excluding amounts owed to or guaranteed by RP). Terms of the Facility contain certain covenants regarding the financial condition of RP, the most restrictive of which is the maintenance of minimum stockholders' equity and ratio of total indebtedness to net worth. The Company has an additional $250.0 million available under revolving credit agreements due in 1996. During 1993, the Company entered into several multicurrency credit line agreements with various banks totaling $495.0 million. These lines mature in one to five years. Borrowings under the above facilities can be made in various currencies, principally U.S. dollars, French francs, German marks and British pounds; interest rates vary with the respective currency's interbank offering rate. Amounts available under unused uncommitted lines of credit approximated $562.0 million at December 31, 1993.

  Pursuant to a $500.0 million shelf registration filed in 1993, the Company issued $175.0 million of money market preferred stock during the year and has the ability to issue an additional $325.0 million in debt or equity securities.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
NOTE 9. LEASE COMMITMENTS

  Rent expense was $49.4 million, $28.2 million and $27.0 million in 1993, 1992 and 1991, respectively. Future minimum lease commitments under all leases with initial or remaining noncancelable lease terms in excess of one year at December 31, 1993 are as follows:

                                                        CAPITAL      OPERATING
                                                        LEASES        LEASES
                                                       ----------   -----------
                                                       (DOLLARS IN MILLIONS)
   1994............................................... $      6.4    $     53.5
   1995...............................................        4.6          48.3
   1996...............................................        4.0          40.5
   1997...............................................        3.4          45.8
   1998...............................................        3.3          33.3
   Thereafter.........................................       24.7         585.6
                                                       ----------    ----------
   Minimum lease payments.............................       46.4    $    807.0
                                                                     ==========
   Less imputed interest..............................      (17.6)
                                                       ----------
   Present value of minimum lease payments
    (current--$3.8, noncurrent--$25.0)................ $     28.8
                                                       ==========

  In December 1992, the Company sold its U.S. corporate offices and research facility to a third party for $258.0 million and leased it back for an initial term of thirty years with options to renew for a longer period. The Company also leased the underlying land to the third party for sixty years and subleased it back for thirty years with the facility. The Company pays taxes, insurance and maintenance costs associated with the facility. Average annual accounting rent is $22.5 million; under terms of the agreement, the first cash rental payment is in July 1994.

NOTE 10. INCOME TAXES

  Effective January 1, 1992, the Company adopted SFAS 109, "Accounting for Income Taxes," which modifies the liability method prescribed by SFAS 96, particularly with respect to recognition of deferred tax benefits in certain circumstances. Upon adoption, the Company recorded a cumulative effect adjustment increasing 1992 net income by $15.0 million ($.11 per share). The components of income before income taxes are:

                                                          1993    1992    1991
                                                         ------- ------- -------
                                                          (DOLLARS IN MILLIONS)
   United States........................................  $289.1  $258.9  $161.3
   Non-U.S..............................................   301.4   322.8   320.7
                                                         ------- ------- -------
                                                          $590.5  $581.7  $482.0
                                                         ======= ======= =======

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The provisions for income taxes are:

                                                        1993     1992     1991
                                                       -------  -------  -------
                                                        (DOLLARS IN MILLIONS)
   Current:
     United States....................................  $100.2   $ 62.9   $ 37.8
     Non-U.S..........................................   110.0    116.4     72.8
                                                        ------   ------   ------
                                                         210.2    179.3    110.6
                                                        ------   ------   ------
   Deferred:
     United States....................................   (31.0)     2.2      1.9
     Non-U.S..........................................    (9.8)   (23.1)    43.0
                                                        ------   ------   ------
                                                         (40.8)   (20.9)    44.9
                                                        ------   ------   ------
                                                        $169.4   $158.4   $155.5
                                                        ======   ======   ======

  Deferred income taxes are provided for temporary differences between book and tax bases of the Company's assets and liabilities. Temporary differences giving rise to a significant portion of the deferred tax assets and liabilities at December 31 are:

                                                            1993        1992
                                                         ----------  ----------
                                                         (DOLLARS IN MILLIONS)
   Assets (liabilities):
     Pension............................................     $ 51.8      $ 48.5
     Depreciation and amortization......................      (65.0)      (36.7)
     Intercompany profit in ending inventory............       30.5        33.8
     Distributable non-U.S. earnings....................      (14.7)      (14.7)
     Net operating loss carryforwards...................       13.2        14.0
     Equity investment write-down.......................       10.7         --
     Other, including nondeductible accruals............       68.5        11.8
                                                             ------      ------
                                                               95.0        56.7
     Less valuation allowance...........................       (8.9)      (16.2)
                                                             ------      ------
     Deferred income taxes, net.........................     $ 86.1      $ 40.5
                                                             ======      ======

  The portion of the above net deferred tax asset classified as current was $60.3 million. At December 31, 1993, total deferred tax assets were $269.2 million and total deferred tax liabilities were $174.2 million before netting. As of January 1, 1993, similar temporary differences gave rise to total deferred tax assets of $185.6 million and total deferred tax liabilities of $128.9 million.

  The differences between the U.S. statutory income tax rate and the Company's effective income tax rate are:

                                        1993           1992           1991
                                       ------         ------         ------
                                     (PERCENT OF INCOME BEFORE INCOME TAXES)
   U.S. statutory income tax rate.      35.0%          34.0%          34.0%
   Non-U.S. tax rate differential.      (1.7)           1.5            1.4
   Puerto Rico operations.........      (3.6)          (4.9)          (2.0)
   Research and development tax
    credits.......................      (1.8)           --            (1.2)
   Non-U.S. net operating losses..       --            (1.6)           --
   Other, net.....................       0.8           (1.8)           0.1
                                        ----           ----           ----
   Effective income tax rate......      28.7%          27.2%          32.3%
                                        ====           ====           ====

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The Company has subsidiaries in Puerto Rico and Ireland, where earnings are either exempt or substantially exempt from income taxes under local government incentive programs, the latest of which expires in the year 2010.

  The Company has non-U.S. net operating loss carryforwards of $37.4 million for tax return purposes which expire principally through the years 1994-1998.

  The U.S. tax returns for the years 1987-1989 are currently being examined by the IRS; the Company's French tax returns have been examined through the year 1990. Neither the IRS nor the French tax authorities have proposed any adjustments of a material nature.

  Unremitted earnings of non-U.S. subsidiaries which are intended to be indefinitely reinvested were $851.0 million at December 31, 1993. Withholding taxes payable if the entire amount of these earnings were remitted would be $54.2 million. U.S. income taxes payable if these earnings were remitted would be substantially offset by available foreign tax credits.

NOTE 11. PENSIONS AND OTHER POSTRETIREMENT BENEFITS

 Pensions

  The Company has several defined benefit pension plans which cover a majority of its employees throughout the world. In the United States, the Company's funding policy is to contribute funds to a trust as necessary to provide for current service and for any unfunded projected benefit obligation over a reasonable period. To the extent that these requirements are fully covered by assets in the trust, a contribution may not be made in a particular year. Obligations under non-U.S. plans are systematically provided by depositing funds with trustees, under insurance policies or through book reserves.

  The funded status of the Company's plans at December 31 was as follows:

                                     1993                        1992
                          --------------------------- ---------------------------
                           PLANS WHOSE   PLANS WHOSE   PLANS WHOSE   PLANS WHOSE
                          ASSETS EXCEED  ACCUMULATED  ASSETS EXCEED  ACCUMULATED
                           ACCUMULATED    BENEFITS     ACCUMULATED    BENEFITS
                            BENEFITS    EXCEED ASSETS   BENEFITS    EXCEED ASSETS
                          ------------- ------------- ------------- -------------
                                           (DOLLARS IN MILLIONS)
Vested benefit
 obligations............     $(128.7)      $(317.9)      $(188.4)      $(188.7)
Nonvested benefits......        (4.1)        (54.4)         (6.2)        (52.6)
                             -------       -------       -------       -------
Accumulated benefit
 obligation.............      (132.8)       (372.3)       (194.6)       (241.3)
                             -------       -------       -------       -------
Projected future salary
 increases..............        (9.0)        (62.3)        (42.5)        (31.1)
                             -------       -------       -------       -------
Projected benefit
 obligation.............      (141.8)       (434.6)       (237.1)       (272.4)
Fair value of plan
 assets (invested
 primarily in equities
 and bonds).............       158.8         132.2         231.4          30.8
                             -------       -------       -------       -------
Plan assets in excess of
 (less than) projected
 benefit obligation.....        17.0        (302.4)         (5.7)       (241.6)
Unrecognized net
 transition (asset)
 liability..............         (.9)          5.9          (7.7)         12.7
Unrecognized net (gain)
 loss...................        (4.9)         78.3          11.4          28.3
Unrecognized prior
 service cost...........         7.5           3.6           8.9           5.4
Adjustment required to
 recognize minimum
 liability..............         --          (52.7)          --          (36.0)
                             -------       -------       -------       -------
Prepaid (accrued)
 pension cost...........     $  18.7       $(267.3)      $   6.9       $(231.2)
                             =======       =======       =======       =======

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The accumulated benefit obligation of U.S. plans included in the above table was $148.8 million in 1993 and $122.5 million in 1992. U.S. plan assets were $128.5 million and $121.7 million at December 31, 1993 and 1992, respectively. Of the net accrued pension cost, $262.6 million and $241.4 million are included in other noncurrent liabilities in 1993 and 1992, respectively.

  The following items are the components of net periodic pension cost for the years ended December 31:

                                                       1993     1992     1991
                                                      -------  -------  -------
                                                       (DOLLARS IN MILLIONS)
   Service cost...................................... $  16.9  $  17.0  $  16.3
   Interest cost.....................................    42.7     41.2     39.1
   Actual return on plan assets......................   (49.9)   (25.5)   (40.4)
   Amortization and deferral.........................    27.2      2.3     18.7
                                                      -------  -------  -------
   Net periodic pension cost......................... $  36.9  $  35.0  $  33.7
                                                      =======  =======  =======

  Net periodic pension cost for U.S. plans included in the above amounts are $8.5 million, $8.2 million and $7.5 million for 1993, 1992 and 1991, respectively.

  The following weighted average assumptions, which are based on the economic environment of each applicable country, were used to determine the return on plan assets and benefit obligations:

                                                               1993  1992  1991
                                                               ----  ----  ----
   Discount rate..............................................  7.7%  9.0%  8.8%
   Expected return on plan assets............................. 10.4% 10.1% 10.4%
   Rate of future compensation increases......................  4.6%  5.4%  5.4%

  For U.S. plans, the discount rate was 7.5% in 1993 and 8.25% in 1992 and 1991. The expected return on plan assets of 9.5% remained constant from 1991 through 1993. The rate of future compensation increases was 5% in 1993 and 6% in 1992 and 1991.

 Savings Plans

  The Company sponsors defined contribution savings plans covering substantially all U.S. employees. Company contributions to the plans may not exceed the greater of 3% of employee compensation or three thousand dollars per employee. Amounts charged to expense were $6.2 million, $4.8 million and $3.8 million in 1993, 1992 and 1991, respectively.

 Postretirement Benefits Other Than Pensions

  Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" and is amortizing the $6.0 million accumulated postretirement benefit obligation over twenty years. The Company's non-U.S. affiliates generally contribute to government insurance programs during the employees' careers and do not sponsor additional postretirement programs. In the United States, the Company grants retirees access to its medical, prescription and life insurance programs for a premium targeted to equal the cost of such benefits.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) Postemployment Benefits

  In November 1992, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("SFAS 112"). SFAS 112, which will be adopted in the first quarter of 1994, requires recognition of the obligation to provide benefits to former or inactive employees after employment but before retirement. Adoption of the new standard will not materially affect the Company's financial position or results of operations.

NOTE 12. STOCK PLANS

  Stock options and restricted shares have been granted to employees under plans approved by the shareholders in 1982 and 1985, as amended in 1988 ("Stock Plan"). The aggregate number of shares originally available for issuance or transfer to employees under these plans was 7,000,000. Option prices are equal to the fair market value of the shares on the date of grant. Options are exercisable during a period determined by the Company, but in no event later than ten years from the date granted. Shares issued under a restricted grant may not be sold or otherwise disposed of for a period designated by the Company. Restricted shares are returned to the Company if the grantee's employment terminates during the period of restriction. During the restriction period, the grantee is entitled to vote the shares and receive any dividends paid. The 1985 Stock Plan, as amended, permits the Company to grant stock appreciation rights in tandem with stock options. As of December 31, 1993, no such rights have been granted. The Equity Compensation Plan adopted in 1990 supplements the Stock Plan by providing for an additional 6,000,000 shares that may be issued to participants after all shares authorized pursuant to the terms of the Stock Plan have been utilized. The terms of the Equity Compensation Plan are substantially the same as those of the Stock Plan.

  Effective January 1, 1993, the Company substantially curtailed the granting of restricted shares to employees. In 1992 and 1991, respectively, 90,146 and 217,125 restricted shares were granted to employees under the Stock Plan. Due to employee terminations 12,312; 23,561 and 22,148 restricted shares were returned to the Company in 1993, 1992 and 1991, respectively. In connection with the 1990 transaction with RP, the Company granted to certain executives options to purchase a total of 1,090,008 shares at a price of $30.18 per share and 78,872 shares at a price of $49.25 per share. These options vest but are exercisable according to a schedule based upon the maturity of RP contingent value rights. In 1993, 375,347 options were exercised and 573,417 options were canceled. The remaining options expire in the year 2000.

  Stock option activity shown below reflects the two-for-one stock split effective June 7, 1991:

                                            1993         1992         1991
                                         -----------  -----------  -----------
   Shares under option at beginning of
    year...............................    4,999,932    4,165,969    3,098,220
   Additions (deductions):
     Granted...........................    2,342,582    1,323,120    1,479,268
     Exercised.........................     (662,711)    (336,325)    (264,166)
     Canceled..........................     (864,169)    (152,832)    (147,353)
   Shares under option at year-end.....    5,815,634    4,999,932    4,165,969
   Options exercisable at December 31..    2,455,205    2,165,050      956,923
   Shares reserved for future grants...    4,272,384    5,738,561    6,975,434
   Price range of options exercised....  $7.92-41.63  $4.67-45.63  $0.88-32.28
   Price range for all options out-
    standing...........................  $4.67-63.00  $4.67-63.00  $4.67-58.50
   Price range for all options exercis-
    able...............................  $4.67-63.00  $4.67-58.50  $4.67-32.31

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
NOTE 13. SHAREHOLDERS' EQUITY

                             MARKET     MONEY    COMMON  CAPITAL IN
                             AUCTION   MARKET   STOCK AT EXCESS OF            EMPLOYEE CUMULATIVE
                            PREFERRED PREFERRED  STATED    STATED   RETAINED  BENEFITS TRANSLATION
                             SHARES     STOCK    VALUE     VALUE    EARNINGS   TRUST   ADJUSTMENTS
                            --------- --------- -------- ---------- --------  -------- -----------
                                        (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Balance, January 1, 1991:    $  --     $  --     $ 68.7    $318.8   $  337.8   $  --     $ (31.8)
 Net income--1991........       --        --        --        --       326.5      --         --
 Common stock split......       --        --       68.9     (68.9)       --       --         --
 Cash dividends, $.445
  per common share.......       --        --        --        --       (61.3)     --         --
 Issuance of Market
  Auction Preferred
  Shares.................     300.0       --        --       (5.1)       --       --         --
 Dividends on Market
  Auction Preferred
  Shares.................       --        --        --        --         (.4)     --         --
 Issuance of shares under
  employee benefit plans.       --        --         .3      12.1        --       --         --
 Translation adjustments,
  including hedging (net
  of $.7 tax effect).....       --        --        --        --         --       --        33.0
                             ------    ------    ------    ------   --------   ------    -------
Balance, December 31,
 1991:                        300.0       --      137.9     256.9      602.6      --         1.2
 Net income--1992........       --        --        --        --       438.3      --         --
 Cash dividends, $.68 per
  common share...........       --        --        --        --       (93.9)     --         --
 Dividends on Market
  Auction Preferred
  Shares.................       --        --        --        --       (10.1)     --         --
 Issuance of shares under
  employee benefit plans.       --        --         .4      12.1        --       --         --
 Translation adjustments,
  including hedging (net
  of $1.7 tax effect)....       --        --        --        --         --       --       (77.1)
                             ------    ------    ------    ------   --------   ------    -------
Balance, December 31,
 1992:                        300.0       --      138.3     269.0      936.9      --       (75.9)
 Net income--1993........       --        --        --        --       421.1      --         --
 Cash dividends, $1.00
  per common share.......       --        --        --        --      (138.3)     --         --
 Dividends on preferred
  shares.................       --        --        --        --       (12.4)     --         --
 Issuance of money market
  preferred stock........       --      175.0       --       (3.1)       --       --         --
 Redemption of Market
  Auction Preferred
  Shares.................     (75.0)      --        --        --         --       --         --
 Shares repurchased for
  Employee Benefits
  Trust..................       --        --        --        --         --     (75.8)       --
 Issuance of shares under
  employee benefit plans.       --        --         .7      24.1        --       --         --
Translation adjustments,
 including hedging
 (net of $11.6 tax effect).     --        --        --        --         --       --       (63.4)
                             ------    ------    ------    ------   --------   ------    -------
 Balance, December 31,
  1993...................    $225.0    $175.0    $139.0    $290.0   $1,207.3   $(75.8)   $(139.3)
                             ======    ======    ======    ======   ========   ======    =======

  In December 1991, the Company issued $300.0 million of Market Auction Preferred Shares ("MAPS") represented by four series, each consisting of 75,000 shares. Each series of MAPS is sold in units of 100 shares and is identical except as to dividend terms. Dividend rates, which are determined at separate auctions for each series, averaged 3.01% during 1993 (1992: 3.14%). Dividends are paid every 49 days, subject to certain exceptions.

  In 1993, the Company issued $175.0 million of money market preferred stock. A portion of the proceeds was used to redeem $75.0 million MAPS Series B. The money market preferred stock was issued in three series, consisting of 750 shares, 500 shares and 500 shares, respectively. The initial dividend period for all series commenced on August 1, 1993 at initial dividend rates of 4.7% per annum for a two-year period for Series 1; 5.125% per annum for a three-year period for Series 2; and 5.84% per annum for a five-year period for Series 3. After the initial dividend periods expire, dividends will be determined at separate auctions for each series.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The MAPS and money market preferred stock (collectively, "the Preferred Shares") rank prior to common shares of the Company as to dividends. Holders of Preferred Shares have no voting rights except in the event that preferred dividends are in arrears for at least 180 consecutive days. In such event, the authorized number of the Company's Board of Directors would be increased by two and the holders of record of the respective Preferred Shares may elect these additional directors. The Preferred Shares are not convertible into common stock or other shares of the Company and holders thereof have no preemptive rights. Upon the liquidation, dissolution, or winding up of the Company, or upon redemption of the Preferred Shares at the Company's option, holders would be entitled to a liquidation preference of $1,000 per share for MAPS or $100,000 per share for money market preferred stock, plus any accumulated and unpaid dividends thereon.

  In connection with the issuance of MAPS, the Company entered into a support agreement with RP pursuant to which both parties agreed that 1) RP will own a majority of the outstanding common stock of the Company entitled to elect directors; 2) RP will make a capital contribution to the Company if certain debt-to-capitalization or tangible net worth ratios do not meet specified levels or if the Company fails to pay a declared dividend on MAPS on a timely basis; and 3) RP, as guarantor of the Revolving Credit Facility Agreement dated April 30, 1990, will maintain such facility in full force, and the Company will maintain, as of any date, the unused portion of such facility in an amount equal to all principal, interest and premium amounts payable in the next twelve months with respect to short- and long-term debt other than amounts owed to RP or guaranteed by RP, subject to certain requirements and exceptions. In connection with the support agreement, the Company pays RP an annual fee which in 1993 approximated $.4 million ($.5 million in 1992). The support agreement does not constitute a guarantee by RP of any obligation of the Company, including MAPS, and is not enforceable by any holder of MAPS. The units of each series of MAPS must be redeemed in the event of breach of certain covenants in the support agreement.

  At December 31, 1993, there were 2,451,800 preferred shares without par value authorized and unissued (1992: 2,551,800).

  In March 1993, the Company's Board of Directors approved the repurchase from time to time of up to 5 million of its common shares on the open market. As of December 31, 1993, 1,873,300 shares had been acquired at a cost of $75.8 million and are being held in an Employee Benefits Trust to fund future employee benefits in the United States. At December 31, 1993, repurchase commitments existed for an additional 108,700 shares at a cost of $4.0 million.

NOTE 14. INDUSTRY SEGMENT AND OPERATIONS BY GEOGRAPHIC AREA

  The Company's operations are conducted in one industry segment. Operations involve the production and sale of pharmaceuticals, primarily cardiovascular products, bone metabolism/rheumatology products, gastroenterology products, central nervous system/analgesia products, infectious disease/oncology products, hypersensitivity products, and plasma derivatives. In addition, the Company manufactures and markets a number of other products, including bulk pharmaceuticals and chemicals.

  Information about the Company's operations for the years 1993, 1992 and 1991 by geographic area is shown below. Inter-area affiliated sales are not significant. Corporate loss before income taxes includes corporate administrative expenses incurred in the U.S., worldwide net interest expense, and worldwide equity losses from unconsolidated affiliates. Corporate loss before income taxes also includes corporate administrative expenses incurred in France of $49.2 million in 1993, $54.3 million in 1992 and $40.2 million in 1991.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                                     1993      1992      1991
                                                   --------  --------  --------
                                                     (DOLLARS IN MILLIONS)
   Net sales:
     United States................................ $1,119.9  $  999.7  $  853.2
     France.......................................  1,374.8   1,388.1   1,318.5
     Other Europe.................................    977.8   1,218.4   1,197.3
     Rest of World................................    546.9     489.7     455.3
                                                   --------  --------  --------
       Total net sales............................ $4,019.4  $4,095.9  $3,824.3
                                                   ========  ========  ========
   Income (loss) before income taxes:
     United States................................ $  385.2  $  268.0  $  159.9
     France.......................................    280.7     274.6     293.0
     Other Europe.................................     64.6     216.5     214.4
     Rest of World................................     62.1      44.2      63.4
     Corporate....................................   (202.1)   (221.6)   (248.7)
                                                   --------  --------  --------
       Total income (loss) before income taxes.... $  590.5  $  581.7  $  482.0
                                                   ========  ========  ========
   Identifiable assets:
     United States................................ $1,205.2  $1,025.2  $1,088.3
     France.......................................  1,295.6   1,344.0   1,337.8
     Other Europe.................................    882.1     992.3   1,024.0
     Rest of World................................    405.9     362.5     334.6
     Corporate....................................    261.4     134.3     330.8
                                                   --------  --------  --------
       Total identifiable assets.................. $4,050.2  $3,858.3  $4,115.5
                                                   ========  ========  ========

  Income before income taxes ("IBT") for the U.S. in 1993 includes income of $68.0 million from litigation settlement proceeds and gains on asset sales net of restructuring charges. France IBT includes $19.5 million of restructuring charges net of gains on asset sales in 1993 and $69.4 million of gains on asset sales in 1991. Other Europe IBT includes restructuring charges net of gains on asset sales totaling $30.2 million in 1993 and $50.2 million in 1991.

NOTE 15. RELATED PARTY TRANSACTIONS

  The entities comprising the Company manage their cash separately. In the largest countries such as the U.S., France, the U.K. and Germany, the local entities have access to RP cash pooling arrangements whereby they can, at their own request, lend to or borrow from RP at market terms and conditions.

  Amounts receivable from RP and affiliates totaled $35.8 million and $55.0 million at December 31, 1993 and 1992, respectively. The 1993 balance includes $11.3 million of accounts receivable from sales of products and services to RP (1992: $10.8 million) and $24.6 million classified as other current assets (1992: $44.2 million).

  Accounts payable related to purchase of materials and services from RP and affiliates were $6.3 million at December 31, 1993 (1992: $6.5 million); accrued and other liabilities due to RP at December 31, 1993 were $12.9 million (1992:
$11.9 million). In 1993, sales to RP and affiliates were $34.5 million; materials purchased from RP totaled $44.4 million. In 1992, these amounts were $37.2 million and $53.1 million, respectively. In 1993, RP also compensated the Company $1.7 million in cost of products sold related to the transfer of certain production activities.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)
  At December 31, 1993, debt with RP and affiliates totaled $230.8 million (1992: $134.0 million). Related interest expense for 1993 was $24.9 million (1992: $46.4 million). During 1993, the Company paid $.6 million in debt guarantee fees to RP (1992: $1.0 million).

  RP charges the Company for expenses incurred on its behalf, including research, data processing, insurance, legal, tax, advertising, public relations and management fees. Such charges are reflected in the financial statements and amounted to approximately $20.2 million in 1993 (1992: $19.6 million). Management believes that the expenses so charged are representative of amounts that the Company would have incurred if it had been operated as an unaffiliated entity.

NOTE 16. CONTINGENCIES

  The Company is involved in litigation incidental to its business including, but not limited to: (1) approximately 239 pending lawsuits in the United States, Canada and Ireland against the Company and its Armour Pharmaceutical Company subsidiary ("Armour"), in which it is claimed by individuals infected with the Human Immunodeficiency Virus ("HIV") that their infection with HIV and, in some cases, resulting illnesses, including Acquired Immune Deficiency Syndrome-related conditions or death therefrom, may have been caused by administration of antihemophilic factor ("AHF") concentrates processed by Armour in the early and mid-1980's. Armour has also been named as a defendant in three proposed class action lawsuits filed on behalf of HIV-infected hemophiliacs and their families. None of these cases involve Armour's currently distributed AHF concentrates; (2) legal actions pending against one or more subsidiaries of the Company and various groupings of more than one hundred pharmaceutical companies, in which it is generally alleged that certain individuals were injured as a result of the development of various reproductive tract abnormalities because of in utero exposure to diethylstilbestrol ("DES") (typically, two former operating subsidiaries of the Company are named as defendants, along with numerous other DES manufacturers, when the claimant is unable to identify the manufacturer); (3) antitrust actions alleging that the Company engaged in price discrimination practices to the detriment of certain independent community pharmacists; (4) an alleged infringement by the Company of a process patent for the manufacture of bulk diltiazem, an ingredient in the Company's product Dilacor XR (R); these proceedings have been indefinitely suspended; and (5) potential responsibility relating to past waste disposal practices, including potential involvement, for which the Company believes its share of liability, if any, to be negligible, at two sites on the U.S. National Priority List created by Superfund legislation. In addition, the Company agreed to settle shareholder litigation for an amount which is fully accrued at December 31, 1993.

  The eventual outcomes of the above matters of pending litigation can not be predicted with certainty. The defense of these matters and the defense of expected additional lawsuits related to these matters may require substantial legal defense expenditures. The Company follows Statement of Financial Accounting Standards No. 5 in determining whether to recognize losses and accrue liabilities relating to such matters. Accordingly, the Company recognizes a loss if available information indicates that a loss or range of losses is probable and reasonably estimable. The Company estimates such losses on the basis of current facts and circumstances, prior experience with similar matters, the number of claims and the anticipated cost of administering, defending and, in some cases, settling such claims. The Company has also recorded as an asset certain insurance recoveries which are determined to be probable of occurrence on the basis of the status of current discussions with its insurance carriers. If a contingent loss is not probable but is reasonably possible, the Company discloses this contingency in the notes to its consolidated financial statements if it is material. Based on the information available, the Company does not believe that reasonably possible uninsured losses in excess of amounts recorded for the above matters of litigation would have a material adverse impact on the Company's financial position or results of operations.

  As of December 31, 1993 the Company had unused standby letters of credit outstanding of $23.6 million. The letters of credit are issued primarily in the form of guarantees or performance bonds.

                    RESPONSIBILITY FOR FINANCIAL STATEMENTS

  The management of Rhone-Poulenc Rorer Inc. is responsible for the information and representations contained in this report. Management believes that the financial statements have been prepared in conformity with generally accepted accounting principles and that the other information in this annual report is consistent with those statements. In preparing the financial statements, management is required to include amounts based on estimates and judgments which it believes are reasonable under the circumstances.

  In fulfilling its responsibilities for the integrity of the data presented and to safeguard the Company's assets, management employs a system of internal accounting controls designed to provide reasonable assurance, at appropriate cost, that the Company's assets are protected and that transactions are appropriately authorized, recorded and summarized. This system of control is supported by the selection of qualified personnel, by organizational assignments that provide appropriate delegation of authority and division of responsibilities, and by the dissemination of written policies and procedures. This control structure is further reinforced by a program of internal audits including a policy that requires responsive action by management.

  Coopers & Lybrand, the Company's independent accountants, performs audits in accordance with generally accepted auditing standards. The independent accountants conduct a review of internal accounting controls to the extent required by generally accepted auditing standards and perform such tests and procedures as they deem necessary to arrive at an opinion on the fairness of the financial statements presented herein.

  The Board of Directors, through the Audit Committee comprised solely of directors who are not employees of the Company, meets with management, the internal auditors and the independent accountants to ensure that each is properly discharging its respective responsibilities. Both the independent accountants and the internal auditors have free access to the Audit Committee, without management present, to discuss the results of their work, including internal accounting controls and the quality of financial reporting. The Audit Committee met three times in 1993.

/s/ Robert E. Cawthorn
Robert E. Cawthorn
Chairman and
Chief Executive Officer

/s/ Patrick Langlois
Patrick Langlois
Senior Vice President
and Chief Financial Officer

/s/ Daniel J. Pedriani
Daniel J. Pedriani
Vice President and
Corporate Controller

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of Rhone-Poulenc Rorer Inc.:

  We have audited the accompanying consolidated balance sheets of Rhone-Poulenc Rorer Inc. and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rhone-Poulenc Rorer Inc. and subsidiaries as of December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

  As discussed in Note 10 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1992.

/s/ Coopers & Lybrand

Coopers & Lybrand
Philadelphia, Pennsylvania
January 26, 1994

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
                          QUARTERLY DATA (UNAUDITED)
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                 QUARTER ENDED 1993                  QUARTER ENDED 1992
                         ----------------------------------- ----------------------------------
                         MARCH 31 JUNE 30  SEPT. 30 DEC. 31  MARCH 31 JUNE 30 SEPT. 30 DEC. 31
                         -------- -------- -------- -------- -------- ------- -------- --------
Net sales...............  $916.3  $1,008.1  $960.1  $1,134.9  $897.8  $971.1  $1,049.2 $1,177.8
Gross profit............   607.5     681.7   637.5     766.4   585.9   639.1     688.6    787.7
Net income available to
 common shareholders....    94.2     119.6    71.0     123.9    83.7    86.7      90.6    167.2
Earnings per common
 share..................     .68       .87     .51       .90     .61     .63       .66     1.21
Market price per common
 share:
 High...................  48.000    54.000  48.875    48.500  69.375  59.750    59.250   50.750
 Low....................  42.500    46.375  43.000    32.625  55.625  51.500    45.625   44.375
Common dividends paid...     .22       .24     .26       .28     .14     .16       .18      .20

- --------
Results for 1993 include pretax income of $105.0 million proceeds from litigation settlement in the second quarter. Results also includes $77.2 million and $16.6 million of restructuring and other charges recorded in the second and fourth quarters, respectively and a $27.0 million pretax charge for acquired research and development expense in the third quarter. Gains from sales of product rights and certain investments totaled $10.2 million, $2.5 million, $2.7 million and $14.8 million in each of the four quarters, respectively.

Results for the first quarter of 1992 include a cumulative effect adjustment increasing earnings by $15.0 million as a result of adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," effective January 1, 1992. Results also include $6.5 million and $16.6 million of gains on sales of non-strategic assets in the 1992 third and fourth quarter, respectively.

Earnings per share amounts for each quarter are required to be computed independently and, therefore, the sum of the four quarters does not necessarily equal the amount computed for the total year.

Rhone-Poulenc Rorer Inc. (RPR) common shares are listed and traded on the New York and Paris Stock Exchanges, and are traded, unlisted, on the Philadelphia, Boston, Pacific and Midwest Stock Exchanges. On January 31, 1994, there were 7,336 holders of record of RPR common shares.

1. Election of four directors to
   three-year terms

   [ ] VOTE FOR ALL   [ ] WITHHOLD AUTHORITY to    [ ] *EXCEPTION(S) (as noted)
       NOMINEES           vote for all nominees         below)
                          listed

NOMINEES FOR THREE-YEAR TERMS:  Jean-Marc Bruel, Manfred E. Karobalh, MD,
                                Peter J. Neff, James S. Riepe

INSTRUCTION:  To withhold authority to vote for any individual nominee, mark the "EXCEPTION(S)" box and write that nominee's name in the space provided.

*Exception(s)...................................................................

2. Proposal to ratify the selection of
   Coopers & Lybrand as independent
   certified public accountants for        [ ] FOR    [ ] AGAINST   [ ] ABSTAIN
   Rhone-Poulenc Rorer Inc. and its
   subsidiaries for the fiscal year
   ending December 31, 1994.

In their discretion, the attorneys are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

Address Change and/or   [ ]
Comments Mark Here


                                  PROXY DEPARTMENT
                                  NEW YORK, N.Y. 10203-0494

                                    Your signature should appear exactly as
                                    your name appears in the space at the
                                    left. When signing in a fiduciary or
                                    representative capacity, please sign your full title as such. If shares are held in more than one capacity, the proxy will be deemed to vote all shares held in all capacities. If your imprinted name is incorrect, please print your correct name in the space below.

                                    Dated:                                , 1994
                                          --------------------------------


                                    -------------------------------------------
                                                      Signature


                                    -------------------------------------------
                                                        Title

                                    Votes MUST be indicated
                                    (X) in Black or Blue ink.


(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)

                          RHONE-POULENC RORER INC.
                               500 Arcola Road
                         Collegeville, PA 19426-0107

      This Proxy is Solicited on Behalf of the Board of Directors of Rhone-Poulenc Rorer Inc.

     The undersigned hereby appoints Robert E. Cawthorn, John B. Bartlett and Patrick Langlois and each of them, with the power of substitution, attorneys to vote the number of shares the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Rhone-Poulenc Rorer Inc., in Collegeville, Pennsylvania, at 2:00 p.m. on April 28, 1994 and any adjournment or postponement thereof, for the transaction of such business as may come before the meeting.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR the election of the nominees for director and FOR proposal 2.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2.

                     (Continued, and to be dated and signed, on the other side.)